UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[_]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PREMIERE GLOBAL SERVICES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Premiere Global Services, Inc.
3280 Peachtree Road, N.E.
The Terminus Building
Suite 1000
Atlanta, Georgia 30305

April 29, 2011

Dear Shareholder:

     On behalf of the board of directors and management of Premiere Global Services, Inc., you are cordially invited to our 2011 annual meeting of shareholders to be held on Wednesday, June 15, 2011, at 10:00 a.m. local time at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

     As described in the accompanying notice of annual meeting and proxy statement, at this year’s annual meeting, in addition to the re-election of all of our directors and ratification of our independent auditors for 2011, you will be asked to provide an advisory vote on executive compensation and on the frequency of future advisory votes on executive compensation. Our board’s recommendation on these items is set forth in the proposals, and your support is important.

     It is important that your stock be represented at our annual meeting regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please take the time to vote by mailing in your proxy card, using the toll-free telephone number or via the Internet by following the instructions on your proxy card. As explained in the attached proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

     If you plan to attend our annual meeting, please check the proxy card in the space provided or let us know when you vote by telephone or via the Internet, which will enable us to expedite your admittance and assist us with meeting preparations. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee who holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

Sincerely, Boland T. Jones Chief Executive Officer and Chairman of the Board

Premiere Global Services, Inc.
3280 Peachtree Road, N.E.
The Terminus Building
Suite 1000
Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 15, 2011

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the 2011 annual meeting of shareholders of Premiere Global Services, Inc. will be held at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, on Wednesday, June 15, 2011, at 10:00 a.m. local time, for the purposes of:

1.	electing all seven members of our board of directors for one-year terms;

2.	ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.	holding an advisory vote to approve the compensation of the Company’s named executive officers;

4.	holding an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	transacting such other business as may properly come before the annual meeting or any adjournments thereof.

     Information relating to the foregoing matters is set forth in the attached proxy statement. Shareholders of record at the close of business on April 7, 2011 are entitled to receive notice of and to vote at our annual meeting and any adjournments thereof.

By Order of the Board of Directors, Scott Askins Leonard Secretary

     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 15, 2011 at 10:00 a.m., local time: Premiere Global Services, Inc.’s proxy statement and annual report to shareholders are available at www.pgi.com/us/en/company/investors/reports.

Atlanta, Georgia
April 29, 2011

     PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE BY USING THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD. YOU CAN SPARE US THE EXPENSE OF FURTHER PROXY SOLICITATION BY PROMPTLY RETURNING YOUR PROXY CARD OR VOTING BY TELEPHONE OR VIA THE INTERNET. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

PREMIERE GLOBAL SERVICES, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 15, 2011

     This proxy statement is furnished to the shareholders of Premiere Global Services, Inc., a Georgia corporation, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders and at any adjournments thereof. Our annual meeting will be held on Wednesday, June 15, 2011, at 10:00 a.m. local time, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

     The approximate date on which we are first mailing this proxy statement and the accompanying proxy card to shareholders is May 6, 2011.

VOTING

General

     The securities that can be voted at our annual meeting consist of our common stock, $.01 par value per share. Holders of our common stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the annual meeting. Our common stock is voted as a single class.

     The record date for the determination of shareholders who are entitled to receive notice of and to vote at the annual meeting has been fixed by our board of directors as the close of business on April 7, 2011. On the record date, 52,229,540 shares of our common stock were outstanding and eligible to be voted at the annual meeting.

Quorum and Vote Required

     For each proposal to be considered at the annual meeting, the presence, in person or by proxy, of a majority of the votes entitled to be cast on the proposal is necessary to constitute a quorum for action on that matter. Abstentions, votes withheld from any nominee and broker non-votes (as described below) will be counted as present for purposes of determining the presence or absence of a quorum.

     The following shareholder votes will be required for approval of the proposals to be submitted at the annual meeting:

     With regard to Proposal 1, the election of all seven members of our board of directors, each director must be elected by a plurality of the votes cast by the shares entitled to vote and present at our 2011 annual meeting. Shareholders may vote ‘’for’’ all of the director nominees, ‘’withhold’’ authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for another nominee.

     Under the rules of the New York Stock Exchange, or NYSE, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers, so-called “broker non-votes.” Routine matters include the ratification of the appointment of independent auditors. In instances where brokers are prohibited from exercising discretionary authority, the shares they hold are not included in the vote totals. At our 2011 annual meeting, brokers will be prohibited from exercising discretionary authority with respect to Proposal 1, the election of directors, and each of Proposals 3 and 4, the advisory votes related to executive compensation. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted in the election of directors or in the advisory votes related to executive compensation, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of this annual meeting. Because broker non-votes are not permitted for the election of directors or for each of the advisory votes related to executive compensation, they will have no effect on the vote for these matters. Broker non-votes will be counted toward the ratification of the appointment of our independent registered public accounting firm.

     With regard to Proposal 2, the ratification of the appointment of our independent registered public accounting firm will require that the votes cast at the annual meeting favoring ratification exceed the votes cast opposing ratification.

     With regard to Proposal 3, the advisory vote to approve the compensation of the Company’s named executive officers will require that the votes cast at the annual meeting favoring our executive compensation exceed the votes cast opposing our executive compensation. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on our company, our board or our compensation committee.

     With regard to Proposal 4, the advisory vote on frequency of future advisory executive compensation votes, we are asking shareholders whether the advisory vote on executive compensation should occur every year, every two years or every three years. The frequency option that receives the most votes in favor of such option on Proposal 4 at the annual meeting is the one that will be deemed approved by the shareholders. Voting on Proposal 4 is being conducted on an advisory basis, and, therefore, the voting results will not be binding on our company, our board or our compensation committee.

     With regard to Proposals 2 and 3, shareholders may vote “for,” “against” or “abstain” from voting. For Proposal 4, shareholders may vote “one year,” “two years,” “three years” or “abstain.” For Proposals 2 through 4, abstentions, if any, will not affect the outcome of a vote on these matters, as abstentions will be disregarded.

Householding

     Unless we have received contrary instructions and you do not participate in the electronic delivery of proxy materials, we only send one copy of the annual report, proxy statement and notice of annual or special meeting to multiple shareholders who share an address. This process, known as “householding,” reduces the volume of duplicate information received at these households and helps reduce our expenses. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement, as applicable, to any shareholder. If you prefer to receive a separate copy, please write to us at the address set forth below under “Corporate Governance Matters — Communications with the Board of Directors,” and a separate copy will be promptly sent to you. If you are the beneficial owner but not the record holder of shares of our stock, please contact your broker, bank or other nominee directly. If you are currently receiving multiple copies and wish to receive one copy of the annual report, proxy statement and notice of annual or special meeting, please write to us at the address set forth below under “Corporate Governance Matters — Communications with the Board of Directors.”

Proxies and Other Matters That May Come Before the Annual Meeting

     The accompanying proxy card is for use at the annual meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. Shareholders should specify their choices with regard to each proposal on the enclosed proxy card. If shareholders vote by telephone or via the Internet, they should not return the proxy card. All properly received telephone votes, Internet votes or executed and dated proxy cards delivered by shareholders to us in time to be voted at the annual meeting and not revoked, will be voted at the annual meeting in accordance with the instructions given. All properly executed and dated proxy cards delivered by shareholders to us in time to be voted at the annual meeting and not revoked, on which no instructions are indicated, will be voted ‘’for’’ each of Proposals 1 through 3 and for a frequency of every three years on Proposal 4.

     Our board of directors is not aware of any other business to be presented to a vote of our shareholders at the annual meeting. As permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the persons named as proxies on the proxy card will have discretionary authority to vote in their judgment on any proposals presented by shareholders for consideration at the annual meeting that were submitted to us after December 24, 2010, although such proposals will be considered untimely and are not included in this proxy statement. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director in place of a nominee named on the proxy card, who is unable to serve or for good cause will not serve as a director, and upon matters incident to the conduct of the annual meeting.

     The giving of a proxy does not affect the right to vote in person should the shareholder attend the annual meeting. Any shareholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to us at the address set forth below under “Corporate Governance Matters — Communications with the Board of Directors,” by executing a proxy card bearing a later date and delivering it to our Secretary, entering a new vote by telephone or the Internet or by voting in person at the annual meeting. If a shareholder will not be attending the annual meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the annual meeting.

     In addition to soliciting proxies directly, we have requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We also may solicit proxies through our directors, officers and employees in person and by telephone, facsimile and electronic means, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by us. We have retained Innisfree M&A Incorporated in the solicitation of proxies for a fee of approximately $10,000 plus expenses.

CORPORATE GOVERNANCE MATTERS

     Our board of directors believes that good corporate governance practices lead to successful business performance. Our corporate governance practices are designed to align the interests of our board and management with those of our shareholders and to promote integrity throughout our company. Over the past several years, we have enhanced our corporate governance practices in many important ways as described below, including:

  Six of our seven board members are independent, and all of our board committee members are independent, as defined by NYSE listing standards;

  We appointed a presiding independent director to chair executive sessions of independent directors without management present, who also functions as a liaison between independent directors and our Chairman of the Board and other members of management;

  Our board has adopted clear corporate governance guidelines and a code of conduct and ethics that applies to our directors, officers and employees;

  We maintain a hotline available to all of our employees, and our audit committee has procedures in place for the confidential, anonymous submission of employee concerns relating to accounting, internal controls over financial reporting or audit matters;

  Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls and reports directly to our audit committee;

  Our board conducts annual self-evaluations as part of an ongoing process designed to achieve high levels of board and committee performance;

  Our board reviews succession planning for our Chief Executive Officer at least annually at a regularly scheduled board meeting and has approved contingency procedures to enable us to respond to an unexpected vacancy in this position;

  We have not had a poison pill since 2005, when our board approved the termination of our shareholder rights plan; and

  Our shareholders approved an amendment to our bylaws in 2007 to declassify our board of directors and provide for the annual election of all of our directors.

Independent Directors

     The independent members of our board of directors, as defined by NYSE listing standards, meet in executive session at least twice a year in conjunction with regularly scheduled board meetings. In 2010, the independent members of our board met five times in executive session without management present. In addition, our independent directors held one special meeting. Our board of directors has affirmatively determined that all of our board members, except our Chairman of the Board and Chief Executive Officer, Boland T. Jones, are independent directors under NYSE listing standards, which constitutes a supermajority of our board members. Any independent director may call an executive session of independent directors at any time upon not less than five days’ prior notice duly given, which notice shall include the purpose, location and time of the meeting. Our independent directors have appointed a presiding independent director, Wilkie S. Colyer, who has served in this capacity since January 2007.

     Our board has established guidelines to assist it in determining director independence that are more exacting than the independence requirements under NYSE listing standards, and which we refer to in this proxy statement as “independence guidelines.” Under these independence guidelines, a director will not be independent if:

  The director is, or has been within the last three years, employed by us, or an immediate family member is, or has served within the last three years, as one of our executive officers;

  The director has received during any 12-month period within the last three years any direct compensation from us in excess of $100,000, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  An immediate family member of the director has received during any 12-month period within the last three years more than $100,000 in direct compensation from us;

  (1) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) The director is a current employee of such a firm; (3) An immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) The director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time;

  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our current executive officers serves or served on that company’s compensation committee;

  The director is a current employee or executive officer, or an immediate family member is a current executive officer, of a company that has made payments to, or received payment from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues;

  At the time of the independence determination, the director is an employee or executive officer, or an immediate family member is an executive officer, of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets; or

  The director serves as an officer, director or trustee of a charitable, tax exempt organization and, within the preceding three years, our discretionary charitable contributions to that organization in any single fiscal year are greater than $1 million or two percent of that organization’s total annual charitable receipts.

     These independence guidelines are part of our corporate governance guidelines, which are available on our website at www.pgi.com (follow the “Investor Relations” link to “Corporate Governance” — “Corporate Governance Guidelines”). In addition to applying these independence guidelines, our board considers all relevant facts and circumstances when making a determination of independence, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has a significant affiliation. We believe an independent director should be free of any relationship with us or our management that is reasonably likely to impair the director’s ability to make independent judgments. If our board determines that a director who satisfies NYSE listing standards is independent even though he does not satisfy all of our independence guidelines, we will disclose and explain that determination in our proxy statement.

     After the review and recommendation of our nominating and governance committee, our board of directors has affirmatively determined that all of our non-employee directors, Jeffrey T. Arnold, Wilkie S. Colyer, John R. Harris, W. Steven Jones, Raymond H. Pirtle, Jr. and J. Walker Smith, Jr., are independent members of our board under NYSE listing standards and our independence guidelines. In reaching this determination, our board of directors considered that both our Chairman and Mr. Arnold were directors of HSW International, Inc. until June 2010. In addition, our board considered that Mr. Colyer’s daughter is employed by us in a non-management, non-accounting, position in our marketing department with compensation and other terms of employment consistent with our human resources policies and does not live in the same household as Mr. Colyer. Our board also considered other companies to which we provided our services during the ordinary course of business in 2010 and determined that the revenue related to these customers was immaterial. All of these relationships fell below the thresholds in our independence guidelines or for disclosure in “Certain Transactions” in this proxy statement. Our board has determined that none of these relationships constituted material relationships that would impair the independence of our directors or violate our independence guidelines.

Board Leadership Structure and Risk Oversight

     Our Chief Executive Officer also serves as Chairman of our Board. We have chosen to combine these roles because we believe this leadership structure is most appropriate for our company at this time. Our Chief Executive Officer and Chairman is also the founder of our company and has been a contributing factor to our success since our inception, providing our strategic vision and serving as the primary voice of our company. We believe our Chief Executive Officer possesses the best knowledge of our company’s strategy and operations, and is in the best position to focus the independent directors’ attention on the issues of greatest importance to our company and shareholders.

     As required by our corporate governance guidelines, our independent directors have appointed a presiding independent director. The presiding independent director chairs executive sessions of the independent directors without management present and functions as a liaison between the independent directors and the Chairman and other members of management.

     We believe this leadership structure allows one person to speak for and lead the company and board while also providing for oversight by an independent board through a presiding independent director. In addition, we believe that it allows efficient communication between management and the board and a clear delineation of the Chief Executive Officer’s and Chairman’s day-to-day management operational role from the board’s oversight role. Our overall corporate governance practices combined with the strength of our independent directors minimizes any potential conflicts that may result from combining the roles of Chief Executive Officer and Chairman. In addition, splitting these roles could potentially make our management and governance processes less effective through undesirable duplication of roles or a blurring of lines of accountability and responsibility without any clear offsetting benefits.

     Our senior management is responsible for assessing and managing our risk exposures on a day-to-day basis, including the creation of appropriate risk management programs and policies. Our board has delegated oversight of the Company’s risk assessment and risk management function to our audit committee. As a result, our audit committee has principal responsibility for oversight of our risk management processes and for understanding the overall risk profile of the Company. At least quarterly in connection with a regularly scheduled audit committee meeting, executive management reviews and discusses our key financial, compliance, strategic and operational risks. For each of these risks, our audit committee discusses management’s efforts to mitigate such risks. Our audit committee then regularly reports to our board on its risk oversight activities. By receiving a regular report of our key risks and the status of efforts to address and mitigate those risks, our board maintains a practical understanding of our risk philosophy, as well as the key risks our company is facing. In addition, our board discusses with management specific business risks as part of its strategic reviews at regularly scheduled board meetings and has regular access to executive management outside of formal board meetings. Through this regular and consistent risk communication, our board has reasonable assurance that all of our material risks are being addressed and that we are instilling a risk aware culture into the foundation of our business. In addition, pursuant to its charter, our company’s independent auditors report directly to the audit committee, which also oversees the objectives, activities and staffing of our internal auditors. Our compensation committee also oversees our compensation policies and practices to ensure that they do not encourage excessive risk taking.

Meetings of the Board of Directors

     Our board of directors encourages all board members to attend each of our annual meetings of shareholders. Where a director is unable to attend an annual meeting in person but is able to do so by audio or video conference, we will arrange for the director’s participation by these means. All of our directors attended last year’s annual meeting, either in person or via conference call.

     Our board of directors conducts its business through meetings and unanimous written consents and through committees of our board. We have three standing committees to which directors are appointed: our audit, compensation and nominating and governance committees. During the year ended December 31, 2010, our board of directors held ten meetings and took action by unanimous written consent on three occasions. In addition, our independent directors held one special meeting. Each of our directors attended 75% or more of all of the meetings of the board and committees on which they served, other than Mr. Arnold. Each of our directors attended all of his applicable committee meetings, and our overall attendance at board and committee meetings during 2010 averaged more than 92% for our directors as a group. In addition to regularly scheduled meetings, our board members have regular access to our senior executives, and a number of our directors were involved in numerous informal meetings with our executive management offering advice and suggestions on a broad range of corporate matters.

     Members of our board of directors currently serve on the committees indicated below:

Director	Audit	Compensation	Nominating and Governance

Boland T. Jones
Jeffrey T. Arnold			Chairman
Wilkie S. Colyer	X	Chairman
John R. Harris		X
W. Steven Jones	Chairman
Raymond H. Pirtle, Jr.	X
J. Walker Smith, Jr.			X

Committees of the Board of Directors

Audit Committee

     Our audit committee, which met eight times in 2010, is responsible for:

  reviewing our financial statements, reports and other financial information;

  appointing and overseeing our independent auditors, who report directly to the audit committee;

  overseeing the integrity of our financial reporting processes and the annual audit of our financial statements;

  reviewing with our auditors our internal controls and procedures for financial reporting;

  reviewing the quality and appropriateness of our accounting principles and underlying estimates;

  pre-approving all audit and permitted non-audit services;

  oversight of our company’s processes for identifying and managing risk;

  overseeing the performance of our internal audit function;

  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission of concerns regarding questionable accounting or auditing matters; and

  approving and reviewing on an on-going basis our related party transactions.

     These duties and responsibilities are set forth in our amended and restated audit committee charter, a copy of which is available on our website at www.pgi.com (follow the “Investor Relations” link to “Corporate Governance” — “Board Committees”), and the charter is available in print to any shareholder who requests it by writing to our Secretary at the same address under “Corporate Governance Matters — Communications with the Board of Directors.” The members of our audit committee currently are W. Steven Jones, who is the Chairman, Wilkie S. Colyer and Raymond H. Pirtle, Jr. On March 14, 2011, John R. Harris stepped down as a member of our Audit Committee after serving more than seven years on this committee, including as a past Chairman. At least quarterly in connection with a regularly scheduled audit committee meeting, our audit committee meets separately in executive session with our independent auditors and also with our internal auditors without management present. Our board of directors has determined that each of our audit committee members qualifies as an audit committee financial expert under the rules of the SEC and NYSE listing standards and each is financially literate and “independent,” as independence for audit committee members is defined in our independence guidelines, SEC rules and NYSE listing standards.

Compensation Committee

     Our compensation committee, which met 13 times in 2010, is responsible for:

  setting and approving the compensation goals regarding our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of those goals;

  reviewing and evaluating the compensation of our other executive officers and our compensation programs as a whole;

  determining and approving the compensation of our Chief Executive Officer and our other executive officers;

  reviewing and evaluating the compensation of our directors and recommending changes in director compensation to our board;

  administering stock award grants to our directors, executive officers and other employees under our equity-based plans; and

  making recommendations to the board regarding our incentive compensation plans and equity-based plans.

     These duties and responsibilities are set forth in our amended and restated compensation committee charter, a copy of which is available on our website at www.pgi.com (follow the “Investor Relations” link to “Corporate Governance” — “Board Committees”), and the charter is available in print to any shareholder who requests it by writing to our Secretary at the same address under “Corporate Governance Matters — Communications with the Board of Directors.” The members of our compensation committee currently are Wilkie S. Colyer, who is the Chairman, and John R. Harris. Messrs. Colyer and Harris are independent under NYSE listing standards and our independence guidelines for purposes of compensation committee membership.

     Our compensation committee’s charter provides that the committee has authority to delegate any of its responsibilities to subcommittees as it may deem appropriate. If a third-party compensation consultant is retained to assist in evaluating the amount or form of director or executive compensation or make recommendations about such compensation, our compensation committee has the sole authority to retain, at our expense, and terminate the compensation consultant, including sole authority to approve the consultant’s fees and other retention terms. Our compensation committee retained an independent compensation consultant in 2009 and 2008, as described in “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

     No member of our Compensation Committee had a relationship that requires disclosure as a compensation committee interlock.

Nominating and Governance Committee

     Our nominating and governance committee, which met two times in 2010, is responsible for:

  identifying individuals qualified to serve on our board of directors, consistent with criteria approved by our board;

  recommending that our board select a slate of director nominees for election by our shareholders at the annual meeting;

  developing and recommending to our board a set of corporate governance principles applicable to us as may be required or appropriate for our effective governance;

  reviewing annually our corporate governance guidelines and board committee charters;

  overseeing the annual evaluation of our management, board and committees of the board; and

  reporting the results of these reviews and evaluations to our board, committees and management, along with any recommendations for improvements.

     These duties and responsibilities are set forth in our nominating and governance committee charter, a copy of which is available on our website at www.pgi.com (follow the “Investor Relations” link to “Corporate Governance” — “Board Committees”), and the charter is available in print to any shareholder who requests it in writing to our Secretary at the same address under “Corporate Governance Matters — Communications with the

Board of Directors.” The members of our nominating and governance committee currently are Jeffrey T. Arnold, who is Chairman, and J. Walker Smith, Jr. Messrs. Arnold and Smith are independent under NYSE listing standards and our independence guidelines for purposes of nominating and governance committee membership.

     Our nominating and governance committee evaluates and recommends nominees for election to our board based on a number of qualifications, including, but not limited to, independence and the absence of a conflict of interest that would interfere with performance as a director, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to board matters and a commitment to represent the long-term interests of our shareholders.

     Our corporate governance guidelines provide that the nominating and governance committee annually review the appropriate experience, skills and qualifications expected of board members in the context of the current membership of the board. These guidelines provide that this assessment should include, among other relevant factors, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills. In selecting candidates for nomination, these guidelines also provide that the nominating and governance committee consider such criteria as it deems appropriate, which may include current or recent experience as a senior executive officer, business expertise currently desired on the board, with specific attention to the requirements for membership on the audit committee, industry experience and the general ability to enhance the overall composition of the board. Although we do not currently have a formal diversity policy, diversity is among the factors considered, and we believe that these guidelines will result in board members with a complementary mix of background, viewpoints, professional and educational experience and skills.

     Our nominating and governance committee identifies potential director nominees through a variety of business contacts, including our current executive officers, directors, community leaders and shareholders, as a source for potential board candidates. Our nominating and governance committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

     Our nominating and governance committee evaluates candidates to our board by reviewing their biographical information and qualifications. If our nominating and governance committee determines that a candidate is qualified to serve on our board, at least one member of this committee seeks to interview such candidate. Other members of our board also have an opportunity to interview qualified candidates. Our nominating and governance committee may provide for additional screening criteria, including independent background checks, that this committee deems appropriate to evaluate a candidate. The nominating and governance committee then determines, based on the background information and the information obtained in any interviews, whether to recommend to our board that we nominate a candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director, the nominating and governance committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation and overall contribution to us, in addition to such person’s biographical information and qualifications. The manner in which our nominating and governance committee evaluates a potential nominee will not differ based on whether the candidate is recommended by one of our shareholders.

     Our nominating and governance committee seeks to ensure that the composition of our board at all times adheres to the independence requirements of the NYSE listing standards and our independence guidelines and reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to our operations and interests.

Shareholder Director Nominations

     Our nominating and governance committee will consider written recommendations from shareholders for nominees to our board of directors. A shareholder who wishes to recommend a person to this committee for nomination to our board must submit a written notice by mail to the nominating and governance committee at the address set forth below in “Corporate Governance Matters — Communications with the Board of Directors.” Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting. Such a recommendation to this committee should include:

  the candidate’s name, age, business addresses and other contact information;

  a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in our proxy statement pursuant to Regulation 14A of the Exchange Act;

  a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

  the name and address of the shareholder(s) of record making such a recommendation.

     In addition to the above procedures, our bylaws provide that a shareholder may propose a director candidate to be considered and voted on at an annual meeting of shareholders by providing notice thereof to our Secretary not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; however, our board will determine whether information regarding such a director candidate will be included in our proxy statement to shareholders for the annual meeting. This notice provided by a shareholder to our Secretary must set forth certain information relating to the proposed nominee as required by our bylaws.

Code of Conduct and Ethics and Corporate Governance Guidelines

     We have adopted a code of conduct and ethics that applies to all employees, directors and officers, including our principal executive officer and principal financial and accounting officer. We have also adopted corporate governance guidelines that provide a framework within which our board and management can effectively pursue our governance objectives for the benefit of our shareholders.

     Our code of conduct and ethics and corporate governance guidelines are each posted on our website at www.pgi.com (follow the “Investor Relations” link to “Corporate Governance” — “Code of Conduct and Ethics” and — “Corporate Governance Guidelines,” respectively), and the code and guidelines are available in print to any shareholder who requests it by writing to our Secretary at the same address under “Corporate Governance Matters — Communications with the Board of Directors.”

     We will post any amendments to, or waivers from, any provision of the code of conduct and ethics with respect to our principal executive officer and principal financial and accounting officer or any other persons performing similar functions by disclosing the nature of such amendment or waiver at the above-referenced location on our website.

Communications with the Board of Directors

     Our board of directors accepts communications sent to the board (or to specified individual directors) by our shareholders or other interested third parties. Shareholders and other interested third parties may communicate with our board of directors (or with our presiding independent director, our non-management directors as a group or specified individual directors) by writing to us at Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, N.E., The Terminus Building, Suite 1000, Atlanta, Georgia 30305. All written communications received in such manner will be compiled by our Secretary and forwarded promptly to the board or appropriate directors prior to or at the next regularly scheduled meeting of the board.

Director Compensation

     Our compensation committee reviews and evaluates the cash and equity compensation of our directors and recommends any changes in director compensation to our board of directors. Our Chief Executive Officer, who also serves as Chairman of the Board, does not receive compensation for his service as a director.

     In 2008, our compensation committee retained James F. Reda & Associates, LLC, which we refer to as “Reda & Associates” in this proxy statement, as an outside compensation consultant in connection with an evaluation of the compensation arrangements of our non-employee directors and our named executive officers. Our compensation committee believes that Reda & Associates is independent because it does not advise our company or our executive officers on any other matters. Reda & Associates provided an analysis of relevant market data based on non-employee director compensation derived from a peer group of comparable companies and from survey data and recommended compensation changes consistent with market practices for similarly-situated directors. The group of study companies, which we refer to as the “peer group” in this proxy statement, are discussed under “Compensation Discussion and Analysis — Executive Compensation Determinations and Assessments.”

     Reda & Associates reviewed the peer group’s total compensation paid to outside directors, which includes retainers, board fees, committee fees and equity awards. We refer to Reda & Associates’ findings as the “compensation study” in this proxy statement.

Cash Retainers

     Non-employee directors receive a base cash retainer of $30,000 per board year (with board years running from annual shareholders’ meetings to annual shareholders’ meetings) and are eligible for an additional $10,000 per board year if they attend all quarterly, regularly scheduled board meetings during such board year. An additional $1,000 is payable for each special board meeting attended during a board year, and an allowance of $1,250 per day is payable for authorized special projects and director training. The chairmen of our audit committee and our compensation committee receive an additional cash retainer of $10,000 per board year, and each member of the audit and compensation committees receive an additional cash retainer of $5,000 per board year. The chairman of our nominating and governance committee receives an additional cash retainer of $5,000 per board year, and the other member of our nominating and governance committee receives an additional cash retainer of $2,500 per board year.

     The compensation study concluded that the annual cash retainers and meeting fees we pay our directors are within the competitive range with the peer group. Specifically, our annual cash retainer of $40,000, which includes an additional $10,000 for meeting attendance, is competitive given that the average and median of the peer group was also approximately $40,000.

Equity Compensation

     We previously granted an annual equity award of $80,000 in fair market value of restricted stock to each non-employee director in arrears on the last day of each board year in recognition of service for the prior board year. The grant date for the 2009 – 2010 board year was the date of our 2010 annual shareholders’ meeting on June 16, 2010. On July 21, 2010, upon the recommendation of our compensation committee, our board of directors approved a change in the grant and vesting schedule of the annual equity award of restricted stock that we make to each non-employee director. Beginning on September 30, 2010, we granted 25% of the annual equity award in arrears on the last day of each calendar quarter; provided that the director is a member of our board on such date. The shares granted on such dates vest immediately in recognition of service for the prior quarter. We believe that this change better matches the timing of annual cash retainers, which are paid in four equal quarterly installments to our non-employee directors. Upon a change in control of our company (as defined in our amended and restated 2000 directors stock plan, as amended, or directors stock plan), each of our non-employee directors would receive a grant equal to the annual grants for the prospective year; provided that the director is a member of our board on such date. The chairmen of our audit committee and compensation committee receive an additional equity award of $10,000 in fair market value of shares of restricted stock per board year, and each member of our audit and compensation committees receive an additional equity award of $5,000 in fair market value of shares of restricted stock per board year. The chairman and the other member of our nominating and governance committee are not eligible for additional equity compensation. We determine the number of shares to be granted by dividing the dollar amount of the applicable annual award by the fair market value per share of our common stock on the grant date, and pay any fractional shares in cash. We no longer grant stock options to a director upon joining our board. Directors joining the board during a board year receive pro-rated cash retainers and equity awards.

     The compensation study concluded that although the equity to cash ratio of director pay was competitive with the peer group, the value of the equity component of our director compensation was below the peer group. Specifically, the peer group awarded approximately $130,000 in equity awards to directors, as compared to our $80,000 plus committee members’ equity awards. Despite the fact that the equity component of our director compensation is below market, our compensation committee decided not to recommend any changes to the amount of director compensation at this time.

Miscellaneous

     We pay or reimburse directors for travel and accommodation expenses to attend meetings and other corporate functions. In addition, we encourage directors to visit our facilities, participate in executive management meetings and director education programs and to attend our annual company sales incentive trip, and we pay their expenses related to such events (including expenses for their spouse or a guest if they attend our annual sales incentive trip).

DIRECTOR COMPENSATION FOR THE 2010 FISCAL YEAR

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3) (4) (5)	All Other Compensation (6)	Total ($)

Jeffrey T. Arnold	$46,000	$120,000	—	$166,000
Wilkie S. Colyer	62,250	142,500	—	204,750
John R. Harris	55,000	135,000	—	190,000
W. Steven Jones	56,250	135,000	—	191,250
Raymond H. Pirtle, Jr.	51,000	127,500	—	178,500
J. Walker Smith, Jr.	46,500	120,000	—	166,500

(1)

Mr. Boland Jones does not receive compensation in any form for his service on our board of directors. Mr. Jones is considered an inside director, and his compensation as our Chief Executive Officer is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program” and in the Summary Compensation Table.

(2)

Each non-employee director receives cash retainers and fees per board year paid in arrears and in quarterly installments. Payments in 2010 for each non-employee director included: (a) an annual retainer of $30,000; (b) $10,000 if the director attended all quarterly, regularly scheduled board meetings, which all of our directors received; (c) $1,000 for attendance at each of six special meetings, for which Mr. Arnold received $1,000, Messrs. Colyer and Pirtle each received $6,000, Messrs. Harris and Jones each received $5,000 and Mr. Smith received $4,000; (d) additional cash retainers for committee chairs and members, for which Messrs. Arnold and Pirtle each received $5,000, Mr. Colyer received $15,000, Messrs. Harris and Jones each received $10,000 and Mr. Smith received $2,500; and (e) a special project fee of $1,250 for each of Messrs. Colyer and Jones.

(3)

Amounts shown reflect the aggregate fair value of the awards on the date they were granted, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. Amounts include certain de minimis amounts (less than $20) that were paid in cash in lieu of fractional shares.

(4)

On June 16, 2010, the date of our annual shareholders’ meeting last year, each non-employee director was granted 10,989 shares of restricted stock for their service during the 2009 – 2010 board year. Mr. Colyer received an additional grant of 2,060 shares of restricted stock as chairman of our compensation committee and as a member of our audit committee. Mr. Harris received an additional grant of 1,373 shares of restricted stock as a member of our compensation committee and our audit committee. Mr. Jones received an additional grant of 1,373 shares of restricted stock as chairman of our audit committee. Mr. Pirtle received an additional grant of 686 shares as a member of our audit committee. These shares vested immediately upon grant in recognition of service for the 2009 – 2010 board year.

On September 30, 2010, each non-employee director then serving was granted 2,824 shares of restricted stock for their service during the third quarter of 2010. Mr. Colyer received an additional grant of 530 shares of restricted stock as chairman of our compensation committee and as a member of our audit committee. Mr. Harris received an additional grant of 353 shares of restricted stock as a member of our compensation committee and our audit committee. Mr. Jones received an additional grant of 353 shares of restricted stock as chairman of our audit committee. Mr. Pirtle received an additional grant of 177 shares as a member of our audit committee. On December 31, 2010, each non-employee director then serving was granted 2,941 shares of restricted stock for their service during the fourth quarter of 2010. Mr. Colyer received an additional grant of 551 shares of restricted stock as chairman of our compensation committee and as a member of our audit committee. Mr. Harris received an additional grant of 367 shares of restricted stock as a member of our compensation committee and our audit committee. Mr. Jones received an additional grant of 367 shares of restricted stock as chairman of our audit committee. Mr. Pirtle received an additional grant of 184 shares as a member of our audit committee.

The chairman and member of our nominating and governance committee are not eligible for additional equity compensation. The aggregate grant date fair value of all such awards is reported in the table.

As noted above under “Equity Compensation,” for the third and fourth quarters of 2010, each non-employee director was granted shares of restricted stock in arrears for their service equal to 25% of the annual grant related to the 2010 – 2011 board year. Our compensation committee believes that this change from annual to quarterly equity awards overstates director compensation in 2010 as compared to 2009 due purely to a timing change.

As of December 31, 2010, each of our non-employee directors held the following number of shares of our common stock granted as restricted stock under our directors stock plan: Mr. Arnold, 45,834 shares; Mr. Colyer, 54,427 shares; Mr. Harris, 41,320 shares; Mr. Jones, 32,933 shares; Mr. Pirtle, 18,843 shares; and Mr. Smith, 35,834 shares. All of these shares were fully vested as of December 31, 2010.

(5)

As of December 31, 2010, the aggregate number of stock options outstanding and fully vested or granted under our directors stock plan for Mr. Colyer was 100,000 and for Mr. Harris was 75,000 shares. Messrs. Arnold, Jones, Pirtle and Smith do not hold any outstanding stock options.

(6)	The aggregate incremental costs of perquisites for each of our non-employee directors were less than $10,000.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

     Pursuant to our bylaws, the number of our directors may not be less than three or more than ten, with the precise number to be determined by resolution of our board of directors from time to time. Currently, seven directors serve on our board. In June 2007, our shareholders approved an amendment to our bylaws to eliminate the classification of the board and provide for the annual election of our directors. Beginning with our annual meeting in 2008, each of our directors has and will continue to be elected by our shareholders for one-year terms and until his or her successors are elected and qualified or until such director’s death, resignation or removal. All of our nominees were elected to the board at our annual meeting last year. All of the nominees have consented to being named and to serve if elected.

     If any of the nominees should be unavailable to serve for any reason (which is not anticipated), our board of directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated by resolution of our board of directors or by resolution provide for a lesser number of directors.

     Our board of directors unanimously recommends that shareholders vote “FOR” all of the nominees listed below for election as directors.

Information Regarding Nominee Directors and Executive Officers

     We believe that our directors’ executive leadership, finance, marketing, technology, academic and global business experiences represent a range of perspectives that provide collaborative and candid discussions relevant to our company’s operations. Our directors’ varied experiences include chief executive officer positions with domestic and international companies with operations inside and outside of the United States and leadership positions at leading academic institutions, investment banking firms and global marketing research companies, as well as service on other public, private and non-profit company boards. The following table sets forth biographical information, including certain key business experiences, qualifications and skills, regarding our nominees for director and our current executive officers.

Directors Nominated

Boland T. Jones

Mr. Jones, age 51, our founder, has served as a director and our Chief Executive Officer since our inception in July 1991. Since September 1993, Mr. Jones has also served as Chairman of our board of directors. From February 1993 until August 1998, Mr. Jones was our President. He previously served as a director and member of the nominating and governance committee of HSW International, Inc. until June 2010. As our company’s founder, his nearly two decades of experience leading our company provides an in-depth understanding of our history and complexity and adds a valuable perspective for board decision making, all of which supports his nomination to our board of directors.

Jeffrey T. Arnold

Mr. Arnold, age 41, has served as a director since April 1999. Mr. Arnold has served as Chairman and Chief Architect of Sharecare, Inc., an interactive healthcare platform organizing and answering the questions of health, since November 2009. He also is Chief of Global Digital Strategy for Discovery Communications, Inc. In addition, Mr. Arnold is Chairman Emeritus of HowStuffWorks, Inc., an award-winning non-fiction website providing high quality content that, under his direction, grew to one of the largest content destinations on the Web, which he sold to Discovery Communications for $250 million in

December 2007. He also is Chairman of Forbes Travel Guide, formerly Mobile Travel Guide, the gold standard of travel ratings and reviews for over 50 years. Mr. Arnold served as a director of HSW International, Inc., which develops Internet businesses in the world’s emerging digital economies, from March 2006 to June 2010, and was HSW International’s President and Chief Executive Officer from March 2006 to October 2007. Mr. Arnold was the founder, Chairman and Chief Executive Officer of Convex Group, Inc., an Atlanta- based new media enterprise from September 2002 to December 2007. He was also the founder, director and Chief Executive Officer of WebMD Corporation, an online healthcare company. Mr. Arnold also was the founder and Chief Executive Officer of Quality Diagnostic Services, a cardiac arrhythmia monitoring company, which he sold to Matria Healthcare. Having founded and served as chief executive officer and/or director of public and private technology and Internet companies, Mr. Arnold brings entrepreneurial perspective, strong executive management leadership experience and strategic vision to our board, all of which support his nomination to our board of directors.

Wilkie S. Colyer

Mr. Colyer, age 61, has served as a director since March 2004 and our presiding independent director since January 2007. Mr. Colyer has served as a partner in The Breckenridge Group, Inc., an Atlanta-based investment banking firm, since 1988. He also is a director of Moeller Products Company, Inc., a privately-held manufacturer of under the hood closure products and tubing for heavy-duty diesel engines, and has previously served on numerous for-profit and non-profit boards. Mr. Colyer brings his considerable investment banking experience, including a focus on the telecommunications industry, to our board, which supports his nomination to our board of directors. Mr. Colyer’s over 20 years of investment banking experience qualifies him as an audit committee financial expert.

John R. Harris

Mr. Harris, age 62, has served as a director since November 2003. He has served as an Operating Partner of glendonTodd Capital LLC, a private equity firm focused on companies in the technology-enabled business services and healthcare sectors, and as Chief Executive Officer of Chemical Information Services LLC, a glendonTodd portfolio company that provides information services to the pharmaceutical and chemical industries, since February 2011. Mr. Harris served as President and Chief Executive Officer of eTelecare Global Solutions, Inc., a leading provider of outsourced customer care solutions, from February 2006 to October 2009, when eTelecare Global Solutions was acquired by Stream Global Services, Inc. He was Chief Executive Officer of Seven Worldwide, Inc., a digital content management company, from December 2003 to December 2005 when it was sold to Schawk, Inc. He was Chief Executive Officer and President of Delinea Corporation from July 2002 to December 2003, Chief Executive Officer and President of Exolink from August 2001 to July 2002 and Chairman and Chief Executive Officer of Ztango, Inc. from 1999 to 2001. Prior to these positions, Mr. Harris served in various executive positions with Electronic Data Systems Corporation for over 25 years and was a corporate officer. He currently is a director and member of the audit committee of The Hackett Group, Inc., formerly known as Answerthink, Inc., a director and member of the compensation and nominating and governance committees of BancTec, Inc., a director and chairman of the compensation committee of DG FastChannel, Inc., a director and member of the audit and compensation committees of StarTek, Inc. and a director of Commercetel Corp. He previously served on the boards of eTelecare Global Solutions and Seven Worldwide, and was a director and member of the audit committee of Genuity Inc. and inVentiv Health, Inc. Having served as the chief executive officer and director of various public companies with global operations, focused on outsourced solutions, Mr. Harris brings to our board significant expertise in domestic and international operations, including a focus on managed services, all of which supports his nomination to our board of directors. His service on public company audit committees and as Chief Executive Officer of several public companies qualifies him as an audit committee financial expert.

W. Steven Jones

Mr. Jones, age 59, has served as a director since April 2007. He is Professor of Strategy and Organizational Behavior at the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill, where he also served as Dean from August 2003 to August 2008. Before becoming Dean, Mr. Jones was a 15-year resident of Australia and New Zealand where he was Chief Executive Officer and Managing Director of Suncorp Metway Ltd., a publicly listed Australian banking, insurance and funds management company in Brisbane, Queensland, from 1997 through 2002. Prior to Suncorp, Mr. Jones was Chief Executive Officer and Managing Director of ANZ Banking Group, N.Z., Ltd. in Wellington, New Zealand. Mr. Jones is currently a director of Progress Energy, Inc. and member of the Progress Energy audit and corporate performance committee and operations and nuclear oversight committee and previously served on the organization and compensation committee. He is a director of State Farm Mutual Automobile Insurance Company where he serves on the audit committee and on the boards of State Farm Bank and State Farm Life Insurance Company. He is a former director of Bank of America Corporation, where he served on the audit and asset quality committees. Mr. Jones’ considerable executive public company management and academic experience, as well as his services as a director of Fortune 500 companies, brings substantial international business and strategic planning expertise to our board, all of which supports his nomination to our board of directors. His service on public company audit committees and as a public company Chief Executive Officer qualifies him as an audit committee financial expert.

Raymond H. Pirtle, Jr.

Mr. Pirtle, age 69, has served as a director since June 1997. He has served as Chief Manager of Claridge Company, LLC, a privately-held financial services firm whose primary focus is to link small corporations with professional investors, since March 2005. Mr. Pirtle was a founder and Senior Managing Director of Avondale Partners, LLC, an independently-owned, Nashville-based financial services firm dedicated to equity research, investment banking activities and equity capital markets, from June 2001 to March 2005. He previously served as Managing Director and as a director of SunTrust Equitable Securities Corporation from February 1989 to June 2001. Mr. Pirtle currently is a director of Tricell, Inc. and a director and member of the audit committee of IceWEB, Inc. He was previously a member of the audit committee of Tricell, a director and member of the audit and compensation committees of China Wind Systems, Inc., a director and member of the audit committee of eNucleus, Inc. and a director and Chairman of the compensation committee of Sirrom Capital Corporation, which was acquired by Finova Group. As one of our most tenured directors, Mr. Pirtle provides our board with an in-depth understanding of our company’s history and extensive public company board service, and investment banking and financial services experience, with significant ties to the institutional investment community, all of which supports his nomination to our board of directors. Mr. Pirtle’s over 40 years of investment banking and financial services experience and his service on public company audit committees qualify him as an audit committee financial expert.

J. Walker Smith, Jr.

Mr. Smith, age 55, has served as a director since June 2001. He currently serves as Global Executive Chairman of The Futures Company and served as its Executive Vice Chairman since the merger of Yankelovich, Inc. with Henley Centre Headlight Vision in January 2008. The Futures Company is a global marketing research company specializing in future-facing research and consulting. Mr. Smith previously was a director and President of Yankelovich, Inc., a market services company specializing in database marketing solutions and consumer lifestyles consulting, from May 1999 to January 2008. He currently is a member of the board of advisors for the School of Journalism and Mass Communications at the University of North Carolina at Chapel Hill. Mr. Smith is a former director of Cyber Dialogue, which is now known as Fulcrum Analytics, and is a former member of the board of advisors of Screen4Me Corporation, A.C. Nielsen Masters in Marketing Research Program and the board of the American Marketing Association Foundation. Mr. Smith brings to our board his extensive experience in global marketing as a recognized leading authority on marketplace trends and consumer buying motivations, which supports his nomination to our board of directors.

     We believe that the individual attributes of each of our directors as described above, along with their leadership skills and other collective experiences, provide us with perspectives and viewpoints to advance the interests of our shareholders.

Incumbent Executive Officers

Theodore P. Schrafft

Mr. Schrafft, age 55, has served as our President since July 2006. He was President of our former Conferencing & Collaboration business unit from January 2000 to July 2006, and from March 1999 until January 2000, Mr. Schrafft was Senior Vice President and General Manager of that former business unit. He served as President of our former Voice and Data Messaging division from August 1998 to March 1999, and from October 1997 until August 1998, he served as our Vice President of Corporate Messaging. From June 1996 until October 1997, he served as President and Chief Operating Officer of Voicecom Systems, Inc., an integrated messaging and 800-based services company, which was acquired by us in October 1997. Mr. Schrafft serves as a member of the board of Junior Achievement of Georgia, Inc.

David E. Trine

Mr. Trine, age 51, has served as our Chief Financial Officer since March 2009 and as our Executive Vice President, Finance since February 2009. He was Chief Financial Officer of LexisNexis Risk & Information Analytics Group, a Reed Elsevier company, from September 2008 to February 2009, and as Chief Financial Officer and Senior Vice President of ChoicePoint, Inc., which is now part of LexisNexis, from October 2005 to September 2008. Prior to that, he was Treasurer of ChoicePoint from February 2000 to October 2005 and Vice President, Finance and Accounting and Corporate Controller of ChoicePoint from August 1987 to February 2000.

David M. Guthrie

Mr. Guthrie, age 44, has served as our Chief Technology Officer since February 2004. He was our Chief Strategy Officer from February 2003 to February 2004. Prior to that, Mr. Guthrie was a Partner with Fuqua Ventures, LLC from February 2000 to February 2003. He was Senior Vice President, Technology and Content of WebMD from January 1996 to February 2000. From September 1990 to January 1996, Mr. Guthrie was Chief Technology Officer of ISSI, Inc., which is now known as DevGuru.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Officers and Directors

     The following table sets forth to the best of our knowledge certain information as of April 7, 2011, unless otherwise noted, regarding the beneficial ownership of our voting stock by:

  each of our current directors;

  each of our named executive officers (as defined under “Executive Compensation”); and

  all of our current executive officers and directors as a group.

     As of April 7, 2011, there were 52,229,540 shares of our common stock issued and outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)		Percent of Common Stock Owned

Boland T. Jones	3,645,522	(2)	7.0
David E. Trine	100,000	(3)	*
Theodore P. Schrafft	284,042	(4)	*
David M. Guthrie	191,857	(5)	*
Jeffrey T. Arnold	161,432	(6)	*
Wilkie S. Colyer	207,543	(7)	*
John R. Harris	119,241	(8)	*
W. Steven Jones	35,885	(9)	*
Raymond H. Pirtle, Jr.	6,788	(10)	*
J. Walker Smith, Jr.	39,458	(11)	*
All current executive officers and directors as a group (10 persons)	4,791,768	(12)	9.1

*	Less than one percent.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 7, 2011 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes 1,884,898 shares and 424,350 restricted shares held of record by Mr. Boland Jones, 4,931 shares held in our 401(k) plan for the benefit of Mr. Jones, 590 shares held of record by Mr. Jones’ wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones and 1,330,753 shares held by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC, a limited liability company whose sole members are Mr. and Mrs. Jones. Does not include 450 shares held of record by Mr. Jones’ spouse, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act, or 55,427 shares held in a trust as to which shares Mr. Jones disclaims beneficial ownership. The address of Mr. Jones is 3280 Peachtree Road, N.E., The Terminus Building, Suite 1000, Atlanta, Georgia 30305.

(3)	Includes 50,000 shares and 50,000 restricted shares held of record by Mr. Trine.

(4)	Includes 168,143 shares and 110,969 restricted shares held of record by Mr. Schrafft and 4,930 shares held in our 401(k) plan for the benefit of Mr. Schrafft.

(5)	Includes 91,857 shares and 100,000 restricted shares held of record by Mr. Guthrie.

(6)	Includes 161,432 shares held of record by Mr. Arnold.

(7)	Includes 107,543 shares held of record by Mr. Colyer and 100,000 shares subject to options currently exercisable.

(8)	Includes 44,241 shares held of record by Mr. Harris and 75,000 shares subject to options currently exercisable.

(9)	Includes 35,885 shares held of record by Mr. Steve Jones.

(10)	Includes 6,788 shares held of record by Mr. Pirtle.

(11)	Includes 1,000 shares held of record jointly by Mr. Smith and his spouse and 38,458 shares held of record by Mr. Smith.

(12)

Includes 175,000 shares subject to options currently exercisable. The percent of common stock owned by all current executive officers and directors as a group assumes that these options have been exercised and the underlying shares are issued and outstanding.

Principal Shareholders

     The following table sets forth to the best of our knowledge each person (other than management) who is known by us to be the beneficial owner of more than five percent of any class of our voting securities as of December 31, 2010 based on filings made under Section 13(d) and Section 13(g) of the Exchange Act.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Owned

T. Rowe Price Associates, Inc.	6,072,250	(1)	11.6
Frontier Capital Management Co., LLC	4,968,524	(2)	9.5
BlackRock, Inc.	3,460,443	(3)	6.6
The Bank of New York Mellon Corporation	3,343,492	(4)	6.4

(1)

On February 11, 2011, T. Rowe Price Associates, Inc., or T. Rowe Price, (100 E. Pratt Street, Baltimore, Maryland 21202) filed a Schedule 13G/A with the SEC, which states that T. Rowe Price is a registered investment advisor for various individuals and institutional investors and beneficially owns 6,072,250 shares of our common stock with sole voting power over 1,541,750 shares of our common stock and sole dispositive power over 6,072,250 shares. According to the Schedule 13G/A, none of T. Rowe Price’s investors individually owns five percent or more of our common stock, and T. Rowe Price expressly disclaims beneficial ownership of these shares.

(2)

On February 14, 2011, Frontier Capital Management Co., LLC, or Frontier, (99 Summer Street, Boston, Massachusetts 02110) filed a Schedule 13G/A with the SEC, which states that Frontier is a registered investment advisor and beneficially owns 4,968,524 shares of our common stock, with sole voting power over 3,293,204 shares and sole dispositive power over 4,968,524 shares.

(3)

On February 8, 2011, BlackRock, Inc., or BlackRock, (40 East 52nd Street, New York, New York 10022) filed a Schedule 13G/A with the SEC, which states that BlackRock is a parent holding company and beneficially owns 3,460,443 shares of our common stock with sole voting and dispositive power over 3,460,443 shares. According to the Schedule 13G/A, none of BlackRock’s subsidiaries individually owns five percent or more of our common stock.

(4)

On February 4, 2011, The Bank of New York Mellon Corporation (One Wall Street, 31st Floor, New York, New York 10286) filed a Schedule 13G with the SEC, which states that The Bank of New York Mellon Corporation is a parent holding company and beneficially owns, through its direct or indirect subsidiaries in their various fiduciary capacities, 3,343,492 shares of our common stock, with voting power over 3,309,216 shares of our common stock and sole dispositive power over 3,066,426 shares of our common stock. According to Exhibit I included with the Schedule 13G, the following direct or indirect subsidiaries beneficially own the shares: The Bank of New York Mellon; BNY Mellon, National Association; The Dreyfus Corporation (parent holding company of MBSC Securities Corporation); Mellon Capital Management Corporation; and MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation; Neptune LLC). According to the Schedule 13G, no other entity affiliated with The Bank of New York Mellon Corporation holds five percent or more of our common stock.

COMPENSATION COMMITTEE REPORT

     Our compensation committee has reviewed and discussed the following Compensation Discussion and Analysis section of this proxy statement with management, and based on such review and discussions, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement.

     The foregoing report has been submitted by the following members of the compensation committee.

Wilkie S. Colyer, Chairman
John R. Harris

     The foregoing Report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this Report by reference in any of those filings.

COMPENSATION DISCUSSION AND ANALYSIS

     The “Compensation Discussion and Analysis” section explains the executive compensation programs for our named executive officers, who are:

  Boland T. Jones, Chief Executive Officer and Chairman of the Board;

  David E. Trine, Executive Vice President, Finance and Chief Financial Officer;

  Theodore P. Schrafft, President; and

  David M. Guthrie, Chief Technology Officer.

Executive Summary

     Our 2010 financial results continued to be affected by the challenging global economic climate, high unemployment rates and lower overall business activity. Despite these challenges, we took decisive action during this economic turmoil and emerged from 2010 with our vision set to execute on our strategy for growth. We believe that the efforts and leadership of our senior management team, in particular our named executive officers, allowed us to successfully navigate these difficult economic conditions and produce the following results that strengthened our business and improved shareholder value:

  We completed the development of our two new virtual meeting products, iMeet® and GlobalMeet®, which are now in general release;

  We sold our PGiSend messaging business and ended 2010 as a focused, pure-play meetings company;

  We decreased our total debt less cash and equivalents by more than 25%;

  We returned approximately $59 million to our shareholders through the repurchase of over eight million shares, or greater than 13% of our outstanding common stock; and

  We exited 2010 with a return to revenue growth and experienced our highest year-over-year revenue growth in almost two years in the first quarter of 2011.

     These financial and operational results and strategic accomplishments provide significant context for compensation decisions in 2010 and will continue to affect decisions for 2011. We believe our executive compensation program over the past three years has resulted in compensation amounts consistent with company performance during periods of economic challenges and long-term incentives that align with our efforts to position our company for continued recovery and growth. Among other things:

  We have not increased the annual base salaries, target bonus opportunities, perquisites or severance pay arrangements for our Chief Executive Officer since 2005, or for our other named executive officers since 2008. Our Chief Financial Officer’s pay package has not changed since he joined our company in February 2009.

  Our challenging performance targets for incentive bonus awards demonstrate the impact of our pay for performance approach, with none of our executive officers achieving 100% of their target incentive bonus awards in the past three years.

  We consider a significant portion of executive compensation to be “at risk,” either in the form of incentive bonus awards or long-term equity compensation, with approximately 88% of Mr. Jones’ total compensation for 2010, and an average of approximately 58% of our named executive officers’ total compensation for 2010 at risk based on the Summary Compensation Table.

  Awards under our long-term incentive, or LTI, program are made on a periodic basis, generally every three years, not on an annual basis. The only LTI awards granted in 2010 were to Messrs. Jones and Schrafft, who had not received any such grants since 2005 and 2007, respectively, and were fully vested in all prior awards. The grant date values of the 2010 LTI awards generally replicated or were less than the annual dollar value of prior restricted stock award grants to these executive officers, which the compensation study discussed below under “— Executive Compensation Program Objectives” concluded were at market. Two-thirds of these LTI awards vest over three years and one-third are performance-based and vest only upon company achievement of specified annual financial targets.

  As required under applicable SEC rules, the value included for these 2010 LTI awards in the Summary Compensation Table is the full grant date value of the awards (approximately $5.6 million of the $6.4 million stock award value reported for Mr. Jones related to his 2010 LTI award, and the approximately $1.0 million stock award value reported for Mr. Schrafft related to his 2010 LTI award), even though these executive officers will only realize value from these awards of approximately $1.9 million and $0.3 million, respectively, on an annual basis (assuming that our stock price remains the same), if they continue to work for us over the three-year vesting period and if our company achieves the specified financial targets included in the performance-based component. Our compensation committee believes that it is useful to present total compensation reporting stock awards based on the amount expensed each year rather than the full grant date value and excluding these 2010 LTI awards in order for meaningful year-to-year comparisons of compensation. Excluding these 2010 LTI awards results in 2010 total compensation for each of Messrs. Jones and Schrafft that is more comparable with total compensation for 2009 and 2008. We have included a “Supplemental Realized Compensation Table” in this proxy statement, which we believe will assist shareholders in understanding our compensation actions in 2010. The only increases in our named executive officers’ total compensation in 2010 as compared to 2009 relate solely to higher bonus payouts in 2010 as a result of our company’s improved performance against established financial metrics.

Executive Compensation Program Objectives

     We believe that the performance and contribution of our executive officers are critical to our overall success. The goal of our executive compensation program is the same as our goal for operating our company — to create long-term value for our shareholders. Our objective is to have a compensation program that will allow us to attract and retain highly-qualified executives, motivate them to achieve our overall business objectives, reward superior performance and align the interests of our executive officers with our shareholders. We believe that, in order to effectively accomplish these objectives, our program must:

  provide our executive officers with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

  tie a significant portion of each executive’s compensation to performance and success in achieving our business strategy, management initiatives and financial, operational and other goals through at-risk incentive awards;

  reward appropriate balance of short-term and long-term financial and strategic business decisions needed to ensure sustained business performance over time without encouraging excessive risk taking;

  provide significant upside opportunities for exceptional performance, which may result in differentiated compensation among executive officers based on performance; and

  closely align our executive officers’ interests with those of our shareholders by making equity-based incentives a core element of our executive compensation.

     We design our compensation program with a view to attracting and retaining executive officer leadership of a caliber and level of experience necessary to effectively manage our complex and global business. We believe that retaining our executive officer talent over a number of years is important to provide continuity of management in a highly competitive industry. Our named executive officers listed in the tables under “Executive Compensation” have a combined total of 44 years of experience with us, during which time some of them have been promoted to increasing levels of responsibility having held different positions with us.

Executive Compensation Determinations and Assessments

     Our compensation committee is responsible for approving the compensation of our named executive officers. Information about the compensation committee and its composition, responsibilities and operations can be found under “Corporate Governance Matters — Compensation Committee.”

     Our goal is to reward the achievement of performance objectives and the assumption of additional responsibilities by our named executive officers. Determinations and assessments of executive compensation primarily are driven by the consideration of:

  information regarding the compensation levels, programs and practices for comparable executive positions at certain similarly-situated companies; and

  company and individual performance, which results in a meaningful portion of the total compensation of each executive officer being at risk based on short- and long-term performance.

     Certain of our executive officers participate in gathering and presenting facts relating to compensation matters as requested by our compensation committee. Our Chief Executive Officer participates in discussions and makes compensation recommendations to our compensation committee with respect to executive officers other than himself, but does not participate in the final determination of his own compensation. In making these recommendations, our Chief Executive Officer evaluates and considers the other executive officers’ performance, scope of responsibilities and accountability for overall company objectives and their compensation in relation to other executive officers. Our compensation committee considers these recommendations, along with each executive officer’s individual performance and overall contribution to our company, in determining the compensation for each of the executive officers.

     In addition, as needed and pursuant to authority under its charter, our compensation committee may periodically retain outside compensation consultants to provide analysis of compensation packages of other companies in order to gauge the competitiveness of our programs. Our compensation committee has historically retained outside compensation consultants in connection with our company’s entering into new, or material amendments to, employment agreements with our named executive officers. For example, in 2008 our compensation committee retained Reda & Associates as an independent compensation consultant in connection with an evaluation of the compensation arrangements of our named executive officers and directors. This study was completed in November 2008 and used to evaluate the compensation package in hiring our Chief Financial Officer in early 2009. The compensation study was then updated in 2009 in connection with entering into an amendment to our employment agreement with our Chief Executive Officer, which we refer to as the “CEO employment agreement review” in this proxy statement. Reda & Associates’ analysis of relevant market data was derived from a peer group of comparable companies and from survey data. The peer group consisted of the following 23 companies:

• Acxiom Corporation	• Equifax Inc.	• Polycom, Inc.
• Alliance Data Systems Corporation	• Global Payments Inc.	• Sybase, Inc.
• Blackboard Inc.	• Informatica Corporation	• Sykes Enterprises, Incorporated
• Cbeyond, Inc.	• J2 Global Communications, Inc.	• TIBCO Software Inc.
• ChoicePoint, Inc.	• JDA Software Group, Inc.	• The TriZetto Group, Inc.
• Citrix Systems, Inc.	• Lawson Software, Inc.	• VeriSign, Inc.
• CSG Systems International, Inc.	• NeuStar, Inc.	• West Corporation
• Epicor Software Corporation	• Nuance Communications, Inc.

     This peer group was the same group used in Reda & Associates’ 2008 analysis of our non-employee director compensation arrangements. Reda & Associates selected these companies because they were similarly-situated to us in terms of size and industry, they have executive officer positions that are comparable to ours in terms of breadth and scope of responsibilities, and we compete with them for director and executive talent. The annual revenues for the peer group ranged from approximately $221 million to $2.3 billion. The peer group is not the same group of companies that are part of the S&P Software and Services index we used for purposes of our stock performance graph in our annual report on Form 10-K for the year ended December 31, 2010. As noted in our annual report, we are unaware of any single competitor that provides all of the services that we deliver.

     Our compensation committee does not set compensation as a specific percentile of the peer group data or apply a specific formula to determine any adjustments to overall or individual executive pay. Instead, the compensation committee considers the results of the compensation study as one of many factors and as a basis for general guidance and comparison in determining compensation for our executive officers. As noted below, the compensation study indicated that total compensation for each of our named executive officers was at or above market but below the 75th percentile of the peer group.

     Our Chief Executive Officer’s compensation package differs from that of the other named executive officers given his role and responsibilities for the overall management and strategic direction of our company as a whole, as well as his substantial obligations as the primary voice of our company. In addition, our compensation committee recognizes that he was our founder and has been a contributing factor to our success since our inception.

     The compensation study analyzed base salary, target bonus, long-term incentives and total compensation of our named executive officers and concluded the following about the total compensation of all of our named executive officers:

  The total compensation for each of Messrs. Jones and Schrafft fell in the 60th to 65th percentile of the peer group;

  The total compensation for Mr. Guthrie, who was appointed as a named executive officer in June 2008, fell in the 50th percentile of the peer group; and

  The total compensation for Mr. Trine, who we recruited from one of the peer group companies, was at market with the peer group.

     The compensation study also noted that the companies in the peer group provide higher total compensation opportunities than similarly-sized companies in the broader U.S. market, which we believe underscores the highly competitive nature of the industry in which we compete for directors, executives and employees.

     More recently in 2009, our compensation committee again retained Reda & Associates to conduct the CEO employment agreement review in order to evaluate an amendment to the employment agreement of our Chief Executive Officer. We discuss this amendment to Mr. Jones’ employment agreement in “Individual Employment Agreements.” The peer group for the CEO employment agreement review was the same peer group used in the compensation study, except for TriZetto Group, which was no longer a public company. We refer to this peer group as the “CEO peer group” in this proxy statement. The annual revenues as updated for the CEO peer group ranged from approximately $242 million to $2.2 billion. This updated analysis of the same pay components as in the prior compensation study included a review of 2009 compensation actions and long-term incentive award grant policies given the effect of the economic crisis on stock prices. The CEO employment agreement review concluded the following:

  The total compensation for Mr. Jones fell in the 69th percentile, with his long-term incentive opportunity and mix of equity and cash compensation at market with the CEO peer group;

  The prevalence of employment agreements remained high at over 80% of the CEO peer group companies;

  The CEO peer group companies did not report any changes to the levels of long-term incentive amounts and only three reported changing the mix of such awards; and

  The most prevalent practice in sizing a long-term incentive stock award is to use the market long-term incentive value and divide by the stock price the day before or the day of the award, with none of the CEO peer group companies reporting using an average stock price to size such awards.

Our 2010 Compensation Decisions

     As discussed above, our compensation committee retained Reda & Associates in 2009 for the CEO employment agreement review and considered this updated compensation study in approving the amendment to Mr. Jones’ employment agreement in January 2010, including in its decision to reduce the term from five to three years and to provide that a portion of his LTI award be performance-based. This amendment, which is more fully described in “Individual Employment Agreements,” provides for a renewal of his existing agreement for a three-year term and did not change his restrictive covenants or the amounts of his annual base salary, cash and stock bonuses, perquisites or severance arrangement. In reaching its determination on the terms of Mr. Jones’ employment amendment, our compensation committee considered not only his leadership and performance during his tenure since founding our company but also the benefit to our company and shareholders of a long-term commitment from Mr. Jones to remain as our Chief Executive Officer.

     The only stock awards granted to our named executive officers during 2010, other than Mr. Jones’ incentive stock bonuses, were LTI awards to each of Messrs. Jones and Schrafft, who had not received any such grants since 2005 and 2007, respectively, and were fully vested in all previously awarded shares. Our compensation committee determined that a portion of these LTI grants should be performance-based and vest only upon company achievement of specified annual financial targets. Our compensation committee expects that the mix of performance-based and multi-year, time vested LTI awards will assist in retention, particularly as the economy improves, and that this increase in ownership stake and change from solely time-vested LTI shares further aligns Messrs. Jones and Schrafft with the economic interests of our shareholders. Although under applicable SEC rules, these LTI grants are reported in 2010 using a full grant date value in the Summary Compensation Table, each of Messrs. Jones and Schrafft will only realize compensation from these LTI awards if they continue to work for us over the three-year vesting periods and if our company achieves against the specified financial targets. We have included a “Supplemental Realized Compensation Table” that reports the value of stock awards expensed in each year, which we believe will assist shareholders in understanding our compensation actions in 2010.

     In addition, although the target bonus opportunities did not increase, our named executive officers received a higher bonus payout in 2010 as compared to 2009 as a result of our company’s improved performance against established financial metrics. Our company’s financial results were under tremendous economic pressure as a result of the global recession in 2009, resulting in achievement of only 38% and 57%, respectively, of the possible maximum and target incentive bonus award payments against the shared financial metrics of revenues and adjusted EBITDA (as defined below in “Incentive Bonus Awards — Performance Objectives”), with our company failing to achieve the minimum adjusted EBITDA goals for the second half of 2009 resulting in no payout on this metric. None of our named executive officers have achieved 100% of their target incentive bonus awards in the past three years, most recently primarily due to the continued impact of the global economic crisis on our financial results.

Elements of Our Executive Compensation Program

     Our executive compensation program consists primarily of the following integrated components: base salary, incentive bonus awards and long-term equity incentive awards, which together make up an executive officer’s total direct compensation in a given year or performance period. This program is rounded out with perquisites and other executive benefits and severance arrangements. Our compensation committee has chosen these elements of compensation in order to create flexible packages that reflect the long-term interests of our business while rewarding both the achievement of the short-term and long-term performance goals of our company and the individual executive officer.

Base Salary

     Base salaries are fixed components of each executive officer’s total direct compensation, in contrast to incentive and equity compensation, which is at risk based on performance, continued employment or both. Other elements of our executive compensation, such as incentive bonuses, are determined as a percentage of base salary. In setting base salaries, our compensation committee considers the executive officer’s experience, length of service, scope of responsibility and accountability and his personal contribution to the financial and operational performance of our company. Annual base salaries for Messrs. Jones, Trine, Schrafft and Guthrie are $900,000; $375,000; $500,000 and $400,000.

     In response to the continued impact of the global recession on our business and as part of our efforts to responsibly manage all company discretionary expenditures, in 2009, we froze salaries across all levels of the organization, including the named executive officers. Since that time, we have awarded raises to select employees upon assumption of additional duties, a promotion or in order to retain the employee. None of our named executive officers received any base salary increase in the past two years, and we eliminated any automatic base salary increases, as previously provided for in certain of our executive officers’ employment agreements prior to 2005.

Mr. Jones’ salary has remained unchanged since 2005. Mr. Trine’s salary has not changed since joining our company in 2009. Neither Messrs. Schrafft’s nor Guthrie’s salary has changed since 2008, when they received a raise in connection with the increased scope of their job responsibilities.

Incentive Bonus Awards

     We design our incentive bonus awards to reward our executive officers for short-term performance and the achievement of strategic results on a quarterly and annual basis. Each executive officer’s annual bonus is at risk based on how well our company and the executive officer perform.

     All of our named executive officers were eligible for incentive cash bonuses in 2010, with 80% of the target bonuses for our executive officers for the calendar year allocated to the achievement of quarterly targets (20% per quarter) and 20% allocated to the achievement of annual targets. Because financial bonus metrics are based upon cumulative rather than stand-alone quarterly targets, we effectively pay 40% of bonuses based on annual targets. We do not guarantee any bonus for any of our named executive officers. In addition, Mr. Jones was also eligible to receive incentive stock bonuses having a value equal to the cash bonuses he earned during 2010 granted in the form of restricted stock and subject to an 18-month holding period. We believe that Mr. Jones’ performance-based stock bonus awards provide a material incentive by offering potential increased stock ownership tied directly to performance metrics.

     Target Opportunities. Incentive bonus awards are designed to focus management attention and effort on the attainment of pre-established objective performance goals. Each executive officer is assigned a target award opportunity, expressed as a percentage of base salary, as further described below. Each executive officer’s bonus depends on his performance against performance objectives, which can be 0% for failure to achieve targets or as much as 150% of the target opportunity for superior performance.

     Performance Objectives. Each executive officer’s performance and contribution towards the success of our company is reflected in what they receive as incentive bonus awards. These awards reflect an assessment of an executive officer’s contribution to our achievement of corporate goals (including certain financial measures), as well as the degree of challenge in their position. Our compensation committee establishes performance objectives each year, generally in January, using pre-determined objective metrics based upon company financial metrics, as well as certain individual strategic objectives depending on each executive officer’s role in our company. The performance objectives are based on our internal operating plan budget each year, as recommended by our executive management to, and approved by, our board of directors. We believe that these objectives adequately motivate executive officers to meet company objectives which, if achieved, will result in value to our shareholders.

     For purposes of bonus calculations, our compensation committee has the discretion to make certain adjustments to targets in determining whether or not we have achieved financial measurements. Certain of these adjustments may include non-GAAP measures (which may differ from comparable or similarly titled measures provided by other companies) that are also used by our board and by management internally as a means of analyzing our current and future financial performance and for identifying trends in our financial condition and results of operations. In addition, our compensation committee retains the discretion to adjust performance criteria in light of non-recurring items or extraordinary corporate events. In March 2010, our compensation committee exercised its discretion to revise the shared financial metrics for the second through fourth quarters of 2010, and for 2010 as a whole, given the impact of an immaterial adjustment related to third-party services not anticipated at the time the metrics were initially set in January 2010. In addition, our compensation committee adjusted the annual performance criteria, which included continuing and discontinued operations, for the sale of our PGiSend messaging business by prorating the consolidated shared financial metrics from the closing date of October 21, 2010 and excluding the capital expenditures related to that business. The performance criteria initially set by our compensation committee in January 2010 specifically provided that such targets would be appropriately decreased following any Board-approved divestiture. These adjustments affected not only our named executive officers, but also all employees eligible for our bonus pool.

     Specific performance objectives and the relative weightings varied among our executive officers depending on individual position, priorities and effects on financial results and represent areas where our compensation committee believes that the executive officers should focus their energies to drive growth in our business. We believe that this individual assessment promotes accountability for each executive officer’s performance and helps differentiate our executive compensation based on performance.

     Beginning in 2009, in order to better align all of our executive officers’ incentive bonus criteria, our compensation committee made the following changes to the bonus criteria for all of our named executive officers:

  included shared financial metrics of revenues and adjusted EBITDA (as defined below) as performance targets;

  based shared financial metrics on constant foreign currency exchange rates; and

  provided an opportunity to achieve greater than 100% of their bonus targets for superior performance, with conformed sliding scales and data between points interpolated on a straight-line basis based upon cumulative rather than stand-alone quarterly targets for the shared financial metrics.

     These changes were based on recommendations made by Reda & Associates as part of the compensation study, which concluded that the shared financial metrics were consistent with the peer groups’ use of revenues and an income measure, such as adjusted EBITDA, as performance metrics and that the sliding scale threshold and maximum performance and payout percentages were competitive practice within the peer group. Executive management has also implemented these changes further down management ranks for certain other officers who are not named executive officers. We believe that including shared financial metrics and increased bonus opportunity for overachievement in all of our executive officers’ bonus criteria is appropriate because our executive management group needs to operate as a team to achieve our company objectives. In addition, we fund the bonus pool for other eligible employees based upon our achievement of these shared financial metrics.

     Each of our named executive officers may earn between 70% and 150% of his target bonus awards applicable to revenues and adjusted EBITDA criteria based on a sliding scale for achievement of 90% to greater than or equal to 110% of these bonus criteria. This sliding scale is set forth below, with data between points interpolated on a straight-line basis:

Performance	Payout Percentage
Percentage of Target	of Bonus Earned

< 90%	0%
90%	70%
95%	85%
100%	100%
105%	125%
110% or greater	150%

Other performance criteria are not subject to a sliding scale.

     In January 2010, our compensation committee approved the performance criteria for incentive bonus awards for 2010 for all of our named executive officers, as set forth below.

     Mr. Jones’ target cash bonus for 2010 was equal to 100% of his annual base salary. He was also eligible for stock bonus awards having a value equal to the cash bonuses earned and issued on the same date that cash bonuses were paid. Fifty percent of the value of such awards issued to Mr. Jones was determined with respect to our revenues, and 50% of such value was determined with respect to our adjusted EBITDA.

     Mr. Trine’s target bonus for 2010 was 60% of his annual base salary. Thirty percent of the value of such bonus awards was determined with respect to our revenues, 30% with respect to adjusted EBITDA, 20% with respect to capital expenditure targets and 20% with respect to management of our billing and collections process, including days sales outstanding.

     Mr. Schrafft’s target bonus for 2010 was equal to 150% of his annual base salary. Fifty percent of the value of the incentive bonus awards to Mr. Schrafft was determined with respect to our revenues and 50% of such value was determined with respect to adjusted EBITDA.

     Mr. Guthrie’s target bonus for 2010 was 60% of his annual base salary. Thirty percent of the value of the incentive bonus awards to Mr. Guthrie was determined with respect to our revenues, 30% with respect to our adjusted EBITDA and 40% with respect to technology development objectives, which were subject to pro rata achievement.

     In prior years, certain of our named executive officers other than Mr. Jones had additional bonus opportunities tied to overachievement of specific financial metrics or company initiatives. For example, in 2009, each of Messrs. Trine and Guthrie received an additional $50,000 of up to a $75,000 bonus opportunity relating to capital expenditure targets, and Mr. Guthrie received full payout on an additional $75,000 bonus opportunity upon his overachievement on financial metrics tied to pricing initiatives. None of our named executive officers had any such additional bonus opportunities in 2010.

     Our actual 2010 year end results, as adjusted for our PGiSend sale, as compared to certain performance objectives from our 2010 internal operating plan budget were as follows (in thousands):

Performance Target (1)	2010 Operating Plan	2010 Actual Results at Operating Plan FX Rates

	(as adjusted) (4) (5)	(as adjusted) (5)
Revenues	$575,931	$561,402
Adjusted EBITDA (2)	120,800	111,089
Capital expenditures (3)	28,223	26,320

(1)	Amounts shown reflect targets as adjusted by our compensation committee, as discussed above.

(2)

Adjusted EBITDA is determined as operating income, as reported, before depreciation, amortization, restructuring costs, asset impairments, excise tax expense, net legal settlements and related expenses and acquisition- or divestiture-related costs and excludes equity-based compensation.

(3)	Capital expenditure targets include allowances for capital expenditures related to our new virtual meeting solutions.

(4)

Revenues and adjusted EBITDA performance targets are based on constant foreign currency exchange rates as set forth in the 2010 operating plan. 2010 actual results are calculated for bonus purposes using the foreign currency exchange rates as set forth in the 2010 operating plan in order to more accurately measure performance against pre-established targets.

(5)

2010 operating plan and 2010 actual results include continuing and discontinued operations and reflect the sale of our PGiSend business in October 2010. Therefore, the 2010 actual results will not tie to our 2010 year-end earnings release furnished as an exhibit to our current report on Form 8-K dated February 24, 2011, which provided our financial results as reclassified to reflect our PGiSend sale. These items are used by our board and management internally as a means of analyzing our financial performance against our operating plan and should not be construed to represent our 2010 GAAP results as reported in our annual report on Form 10-K.

     We do not publicly disclose specific quarterly or annual operating objectives, which are based on our confidential, internal operating plan for the fiscal year. Historically, we have not provided public financial guidance on a quarterly basis and only provide annual ranges for revenues and earnings. We are not disclosing the specific quarterly or annual performance targets for the other goals discussed above because we believe such disclosure would cause us competitive harm by providing competitors and other third parties with insights into our targeted financial metrics and planning process that may indicate the priority we place on certain initiatives. We believe that competitors could use this information in devising their own market and growth strategies in attempts to compete more successfully with us.

     The performance targets are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth and performance and are generally set at amounts to show improvement over the prior years. Overall, we believe that our incentive bonus awards require strong performance in order to achieve target compensation and that our executive officer’s relative pay appears to be aligned with relative performance. Historical achievement demonstrates the degree of difficulty to achieve a target bonus. The bonus achievement percentages set forth below demonstrate the impact of our pay for performance approach, with none of our executive officers achieving 100% of their target incentive bonus awards in the past three years.

     In 2010, Messrs. Jones, Schrafft, Trine and Guthrie achieved approximately 58%, 58%, 69% and 65%, respectively, of their possible maximum incentive cash and stock bonus award payouts and achieved approximately 87%, 87%, 90% and 85%, respectively, of their target incentive cash and stock bonus award payouts. None of our executive officers achieved 100% of the revenue or adjusted EBITDA targets except in the first quarter of 2010, with slight overachievement of approximately 101% of these targets. Mr. Trine achieved 100% of his targets relating to capital expenditures and management of our billing and collections process. Mr. Guthrie achieved approximately 85% of his annual targets relating to technology development objectives. For second quarter bonuses, our named executive officers agreed to waive approximately 15% of any bonus payout resulting in a 75% payout in order to maximize the bonus pool for other eligible employees.

     In 2009, Messrs. Jones, Schrafft, Trine and Guthrie achieved approximately 38%, 38%, 42% and 63%, respectively, of their possible maximum incentive cash and stock bonus award payouts and achieved approximately 57%, 57%, 51% and 69%, respectively, of their target incentive cash and stock bonus award payouts, without regard to the additional bonus opportunities for Messrs. Trine and Guthrie noted below. For Mr. Trine, these amounts represent his pro-rated bonus since his hire date in February 2009. None of the executive officers achieved 100% of the revenues targets, and all of the executive officers failed to achieve the minimum adjusted EBITDA targets for the second half of 2009. Mr. Guthrie did not achieve 100% of his targets relating to launches of, and enhancements to, our service offerings and improvements to our network infrastructure. Messrs. Trine and Guthrie overachieved their additional annual bonus opportunities relating to capital expenditure targets, resulting in each of them receiving an additional $50,000 bonus payout. Mr. Guthrie also overachieved his additional annual bonus opportunity relating to certain financial metrics tied to pricing initiatives, resulting in his receiving an additional $75,000 bonus payout.

     In 2008, Messrs. Jones, Schrafft and Guthrie achieved approximately 62%, 56% and 63%, respectively, of their possible maximum incentive cash and stock bonus award payouts and achieved approximately 93%, 84% and 85%, respectively, of their target incentive cash and stock bonus award payouts, which for Mr. Guthrie represents his bonuses for the time he was a named executive officer. Mr. Jones achieved over 100% of the revenues target in 2008, but did not achieve 100% of the adjusted EBITDA target. Messrs. Schrafft and Guthrie did not achieve 100% of the adjusted EBITDA targets, and each of their bonuses in 2008 was reduced in certain periods for failure to achieve criteria relating to our free cash flow.

     The Grants of Plan-Based Awards in Fiscal Year 2010 table shows the threshold, target and maximum incentive bonus awards that each of our named executive officers was eligible to receive in 2010. Their actual incentive cash bonus awards earned in 2010 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Equity Incentive Awards

     We believe that long-term equity incentive awards reward and assist with the retention of company leaders. By aligning financial rewards with the economic interests of our shareholders, leaders are encouraged to be proactive and forward-looking in meeting challenges in our competitive business and in working toward achieving our long-term strategic objectives. We believe that multi-year equity incentive awards serve as an important compensation link between an executive officer’s decision making and the long-term outcomes of his or her decisions. In order to foster this perspective, we currently use restricted stock awards as our primary long-term equity vehicle for our named executive officers.

     During 2004, we shifted the mix of equity awards we granted to all employees and increased the emphasis on awards of restricted stock rather than stock options. Our stock plans prohibit repricing without shareholder approval. Unlike stock options, which only have value when our stock price increases, both increases and decreases in stock price affect the value of restricted stock, which provides a level of incentive even during periods of general market or industry stagnation or declines, when our stock price may be affected by such conditions or when favorable company performance may not be reflected in our stock price. Restricted stock awards encourage executive officers to manage our company from the perspective of an owner with a continuing equity stake in our business. Award recommendations are made on the basis of an executive officer’s level of responsibility, contribution and value to the overall management of our company. Our restricted stock grants to executive officers, other than the stock portion of Mr. Jones’ annual incentive bonus award, which is subject to an 18-month holding period, vest over three-year periods.

     In 2010, our compensation committee determined that a portion of equity awards granted under our LTI program be performance based. In January 2010, July 2010 and March 2011, our compensation committee approved an LTI award to each of Messrs. Jones, Schrafft and Guthrie of 675,000, 150,000 and 100,000 shares, respectively, of restricted stock, two-thirds of which will vest based on time and one-third of which will vest based on performance. The performance targets mirror the shared financial metrics our compensation committee established for Messrs. Jones and Schrafft’s annual cash and stock bonuses, as applicable. Our compensation committee determined the size of the LTI awards to generally replicate or be less than the annual dollar value of prior restricted stock award grants to these executive officers, which the compensation study concluded were at market.

     The time-vested portion of these LTI awards will vest in equal quarterly installments for each of Messrs. Jones and Schrafft and in annual installments of 25%, 25% and 50% for Mr. Guthrie, provided that the officer is then still employed by us or any of our affiliates. For Mr. Jones’ LTI award, in the event of the termination of his employment by reason of his death or disability, by us without cause, or by him for good reason, the vesting of such restricted stock will accelerate in full. For Messrs. Schrafft and Guthrie’s LTI award, in the event of the termination of the executive officer’s employment by reason of his death or disability, the vesting of such restricted stock will accelerate in full, and upon termination without cause, the vesting will accelerate with respect to the tranche next scheduled to vest. In addition, such restricted stock will vest in full upon a change of control of our company for all of these executive officers. The performance-based portion of these LTI awards will vest in three equal annual installments for each of these executive officers on the business day following the date on which we pay any fourth quarter and annual cash bonus, as practical, for the applicable year based upon achievement of specified revenue and adjusted EBITDA performance targets. Any of these shares that do not vest upon the determination of the achievement of specified performance targets may vest based upon the overachievement of the performance targets in a subsequent year, and, to the extent they do not then vest, shall be forfeited upon the determination of the achievement of performance targets after the third year. In the event of the termination of the officer’s employment by reason of his death or disability or upon a change of control of the company, the vesting of such restricted stock will accelerate in full.

     Each of these executive officers was fully vested in his previously granted restricted stock awards. Mr. Jones had not received a stock award since 2005. Mr. Schrafft had not received any stock awards under our amended and restated 2004 long-term incentive plan, or the 2004 plan, and his last award was granted in 2007. Mr. Guthrie’s last stock award was granted in 2007.

     In connection with Mr. Trine becoming our Chief Financial Officer in 2009, we granted him 100,000 shares of restricted stock on March 31, 2009, which vest as to 25,000, 25,000 and 50,000 shares on the first, second and third anniversaries of the grant date, respectively, provided that he is employed by us on such dates. Upon a change in control of the company, the vesting of any unvested shares will accelerate in full, and upon Mr. Trine’s termination without cause, the vesting will accelerate with respect to the tranche next scheduled to vest.

     Approximately 84% of the 2010 annual performance component of Mr. Jones’ and Mr. Schrafft’s LTI awards vested in 2011 based on 2010 performance.

Allocation of Total Direct Compensation

     Just as our shareholders put their money at risk when they invest in our company, we believe that a significant portion of our executive compensation should be at risk if either pre-established performance goals are not met or the executive officer does not remain employed with us. We strive to achieve an appropriate mix between cash and equity awards and more heavily weigh our executive compensation toward incentive and equity compensation. As an executive becomes more senior and assumes a greater scope of responsibility, we believe that the percentage of compensation based on bonus and equity incentive awards should increase because they then have a greater ability to influence our results. Based on the Summary Compensation Table below, in 2010, approximately 88% of Mr. Jones’ total compensation was at risk in the form of incentive bonus awards and long-term equity awards and approximately 11% was fixed in the form of base salary. In addition, on average, our named executive officers had approximately 58% at risk in the form of incentive bonus awards and long-term equity awards. We believe that a mix of service and performance-based at-risk and equity compensation provides a reasonable balance to promote executive officer retention and financial performance goals.

     Another way in which we seek to align the interests of our executive officers with our shareholders is to pay a significant portion of their compensation in equity awards, where the ultimate economic value to the executive officers will depend on future stock performance. For example, based on the Summary Compensation Table below, in 2010, approximately 78% of Mr. Jones’ total compensation and an average of approximately 31% of our named executive officer’s total compensation was in the form of equity in our company. In addition, as an indicator of Mr. Jones’ alignment with our shareholders, he remains one of our largest shareholders, beneficially owning approximately 7% of our common stock.

Perquisites and Other Executive Benefits

     We provide our named executive officers with various retirement savings, health and welfare and other broad-based employee benefits generally available to all of our employees. We maintain a broad-based qualified 401(k) defined contribution plan in which our named executive officers are eligible to participate, along with a substantial majority of our employees. Historically, we provided a discretionary match up to 3% of our employees’ contributions, which vests according to a schedule based on length of service. After the first quarter of 2009, however, we suspended this match indefinitely as part of our initiatives to evaluate our cost structure. We do not offer other broad-based retirement programs to our executive officers or employees.

     We also offer certain perquisites to our named executive officers to ensure competitiveness at the senior leadership level and in order to minimize distractions from, and allow our executive officers to devote additional time to, our company initiatives. We generally provide our executive officers with some or all of the following perquisites: life insurance premiums, supplemental disability premiums, professional fees associated with tax and estate planning and tax preparation, club membership dues, auto allowance, home office costs, work place secured parking, mobile phone and spouse or family travel for our annual sales incentive trip.

     The additional life and supplemental disability insurance benefits are designed to provide our executive officers with enhanced benefits greater than the life and disability benefits available under our broad-based health and welfare benefits that we offer to all employees due to the benefit limitations within these programs. Home office costs include expenses associated with establishing and maintaining a home office, such as computers, printers and fax machines, which enable our executive officers to conduct business outside of normal working hours. On certain occasions, a named executive officer’s spouse or other family member may accompany him while traveling on business on a charter flight when such family member is invited to attend an event or for an appropriate business purpose or if the aircraft is already flying to a destination for business purposes. In each of those instances in 2010, the additional incremental costs as a result of family members accompanying such officers was considered to be de minimis and, as a result, we do not include such amounts in the Summary Compensation Table in this proxy statement. In addition, each year we hold a company sales incentive trip to award the top achievers in our sales and service organization. If they so choose, all participants may be accompanied by their spouse or a guest, and in certain years depending upon the location of the trip, their children. In 2010, all of our named executive officers attended the trip accompanied by their spouse, for whom we paid the cost of the trip. For information on the incremental cost of these perquisites and other personal benefits to our company, see footnote 6 to the Summary Compensation Table.

Severance Pay Arrangements

     In order to attract and retain highly-qualified executive officers, employment agreements with our executive officers contain specified severance benefits under certain conditions and provisions upon a change in control of the company. We believe that our severance arrangements, including the conditions under which such benefits are triggered and the amount of such benefits, are comparable to those provided by similar companies and are designed to be competitive with market practices. Termination, severance payments and benefits and change in control provisions for our named executive officers are described under “Potential Payments Upon Termination or Change in Control.”

Other Compensation Considerations

Company Hedging Policy

     We do not allow our directors, named executive officers or other designated personnel to engage in short sales of our securities, transactions in puts, calls or other derivative securities involving our stock, and we prohibit them from holding our securities in a margin account or pledging our securities as collateral for a loan.

Tax Deductibility

     Section 162(m) of the tax code places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. While our compensation committee generally seeks to maximize the deductibility of compensation to our executive officers, to maintain flexibility in compensating our executive officers, our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when it believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m), while others may not be.

Equity Grant Practices

     We do not seek to time the grant of stock awards to take advantage of the release of material non-public information. Our company’s general practices provide that, for our executive officers, the price of the stock award grant will be the closing price of our common stock on the date of the approval of the award by our compensation committee. For our employees who are not executive officers, stock awards are granted on the last day of each fiscal quarter using the closing price on the grant date or on the last trading day prior to the grant date if the grant date falls on a non-trading day, as approved by our Chief Executive Officer pursuant to delegated authority and ratified by our compensation committee. Board and committee meetings to approve stock awards are generally scheduled a year in advance. We may make grants on other dates, but strive to avoid “off cycle” grants to the extent possible.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation for our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)

Boland T. Jones	2010	900,000	—	6,375,640	779,890	91,104	8,146,634
Chief Executive Officer	2009	900,000	—	513,900	513,900	117,629	2,045,429
and Chairman of the Board	2008	900,000	—	832,500	832,500	101,251	2,666,251

David E. Trine
Executive Vice President,	2010	375,000	—	—	202,484	—	577,484
Finance and Chief Financial	2009	320,192	50,000	882,000	175,261	—	1,427,453
Officer

Theodore P. Schrafft	2010	500,000	—	955,500	649,908	31,050	2,136,458
President	2009	500,000	—	—	428,250	34,773	963,023
	2008	496,154	—	—	630,000	31,113	1,157,267

David M. Guthrie	2010	400,000	—	—	203,579	—	603,579
Chief Technology Officer	2009	400,000	—	—	289,496	13,673	703,169
	2008	375,000	—	—	200,700	—	575,700

(1)	Amounts shown reflect salary amounts paid in 2010, 2009 and 2008 pursuant to each named executive officer’s employment agreement.

For 2009, Mr. Trine’s annual base salary was prorated from his February 19, 2009 start date. For 2008, Mr. Schrafft’s annual base salary was $450,000 from January 1, 2008 to January 27, 2008 and was $500,000 from January 28, 2008 to December 31, 2008. For 2008, Mr. Guthrie’s annual base salary was $350,000 from January 1, 2008 to June 29, 2008 and was $400,000 from June 30, 2008 to December 31, 2008.

(2)	For 2009, amount reflects Mr. Trine’s $50,000 signing bonus.

(3)

Amounts shown reflect the aggregate fair value of the awards on the date they were granted, computed in accordance with ASC 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The amounts reported also include certain de minimis amounts (less than $20) that were paid in cash in lieu of fractional shares from the restricted stock bonus awards earned in 2010, 2009 and 2008.

(4)

Includes restricted stock awards for all named executive officers granted in 2010, 2009 and 2008 and quarterly and annual incentive stock bonus awards for Mr. Jones granted during 2010, 2009 and 2008. For Mr. Jones, includes the 2010, 2009 and 2008 fourth quarter and annual incentive stock bonus awards, even though shares were not distributed pursuant to such awards until the first quarter of 2011, 2010 and 2009, respectively, on the same date that cash bonuses were paid by us to all of our eligible employees. The 2010 incentive bonus criteria under which the restricted stock awards were made are described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards.”

(5)

Amounts include quarterly and annual incentive cash bonus awards earned and paid in 2010, 2009 and 2008, except for fourth quarter and annual incentive cash bonus awards, which were earned in the prior year but paid in the first quarter of the following year. The 2010 incentive bonus criteria under which the incentive cash bonus awards were made are described under “Elements of Our Executive Compensation Program — Incentive Bonus Awards.” For 2009, Mr. Trine earned a prorated portion of his first quarter 2009 cash bonus award.

(6)	“All Other Compensation” for 2010 for the named executive officers includes the following:

    For Mr. Jones, various perquisites and benefits, including professional fees associated with tax and estate planning and the preparation of tax returns, supplemental disability premiums, club membership dues, auto allowance, home office costs, work place secured parking, mobile phone, spouse and family travel for our annual sales incentive trip and $30,000 in life insurance premiums.

    For Mr. Schrafft, various perquisites and benefits, including supplemental disability premiums, auto allowance, home office costs, work place secured parking, spouse and family travel for our annual sales incentive trip and life insurance premiums.

    For Mr. Guthrie, the aggregate incremental cost of his perquisites was less than $10,000.

    For Mr. Trine, the aggregate incremental cost of his perquisites was less than $10,000.

Supplemental Realized Compensation Table

     As noted in footnote 3 above, the amounts shown in the Stock Awards column of the Summary Compensation Table are computed in accordance with ASC 718 and reflect the aggregate fair value of the awards on the date they were granted. Our compensation committee does not believe that these amounts accurately reflect the compensation actually realized by our named executive officers because it overstates the 2010 compensation of Messrs. Jones and Schrafft. Unlike many companies, we do not grant LTI awards to our named executive officers on an annual basis. Each of Messrs. Jones and Schrafft received an LTI award of restricted stock in 2010 and had not received an LTI award since 2005 and 2007, respectively. For Mr. Jones, the expense for his 2010 LTI award of 675,000 shares was $5,595,750 of the $6,375,640 stock award value reported in the Summary Compensation Table, and all of the $955,500 stock award value for Mr. Schrafft related to his 2010 LTI award. Neither Mr. Jones nor Mr. Schrafft realized the full economic benefit of the LTI awards in 2010. Instead, the awards require each of Messrs. Jones and Schrafft to continue their employment over a three-year vesting period, and our company to achieve specified financial targets. These LTI awards are discussed above in “— Long-Term Equity Incentive Awards.”

     Our compensation committee believes that showing the amount expensed for financial statement reporting purposes in accordance with ASC 718 will help shareholders understand our compensation actions in fiscal year 2010 and provide more meaningful year-over-year comparisons of compensation. Accordingly, to supplement the disclosure in the 2010 Summary Compensation Table set forth above as required under applicable SEC rules, we have included the additional table below, which presents total compensation for each of Messrs. Jones and Schrafft in two different ways: (1) reporting stock awards based upon the amount expensed by our company for accounting purposes each year, rather than the full grant date value in the year of grant, and (2) excluding the 2010 LTI awards. These differences cause the stock award and total amounts reported on the Supplemental Realized Compensation Table below to differ substantially from the amounts determined under SEC rules as reported in the Summary Compensation Table. This information is for illustrative purposes only and is not intended to replace or be a substitute for the Summary Compensation Table and only includes Messrs. Jones and Schrafft because neither of our other named executive officers received an LTI award in 2010.

SUPPLEMENTAL REALIZED COMPENSATION TABLE

Name and Principal Position	Year	Stock Awards Expense ($) (1) (2) (3)	Total Realized Compensation ($) (4)	2010 LTI Award $ (5)	Total Compensation Excluding 2010 LTI Award ($) (6)

Boland T. Jones	2010	2,546,904	4,317,898	5,595,750	2,550,884
Chief Executive Officer and	2009	2,366,241	3,897,770	—	2,045,429
Chairman of the Board	2008	2,684,961	4,518,712	—	2,666,251

Theodore P. Schrafft	2010	641,644	1,822,602	955,500	1,180,958
President	2009	893,799	1,856,822	—	963,023
	2008	875,512	2,032,779	—	1,157,267

(1)

Amounts shown reflect the dollar amount expensed for financial statement reporting purposes for the years ended December 31, 2010, 2009 and 2008 in accordance with ASC 718, which includes expense recognized in 2010, 2009 and 2008 for equity based awards granted in those years as well as in prior years. For 2008, these amounts match the amounts reported in our proxy statement filed on April 30, 2009 with the SEC. The amounts reported also include certain de minimis amounts (less than $20) that were paid in cash in lieu of fractional shares from the restricted stock bonus awards earned in 2010, 2009 and 2008.

(2)

Includes restricted stock awards that vested in 2010, 2009 and 2008 and quarterly and annual incentive stock bonus awards for Mr. Jones granted during 2010, 2009 and 2008. For Mr. Jones, includes the 2010, 2009 and 2008 fourth quarter and annual incentive stock bonus awards, even though shares were not distributed pursuant to such awards until the first quarter of 2011, 2010 and 2009, respectively, on the same date that cash bonuses were paid by us to all of our eligible employees. The 2010 incentive bonus criteria under which the restricted stock awards were made are described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards.”

(3)

For Mr. Jones, the expense incurred by our company in 2010 for his 2010 LTI award of 675,000 shares was $1,767,014 and for his stock bonuses was $779,890. One-third of each of Messrs. Jones’ and Schrafft’s 2010 LTI awards and Mr. Jones’ entire stock bonus amount are based on our company’s achievement against the shared financial metrics in 2010.

(4)

Represents the sum of salary, bonus, non-equity incentive plan compensation and all other compensation computed in accordance with the Summary Compensation Table plus stock awards expense incurred by our company for the given year, computed in accordance with ASC 718.

(5)

Amounts shown reflect the aggregate fair value of the awards on the date they were granted, computed in accordance with ASC 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. For Mr. Jones, excludes the 2010, 2009 and 2008 fourth quarter and annual incentive stock bonus awards.

(6)

Represents the sum of salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation computed in accordance with the Summary Compensation Table minus the aggregate fair value of the 2010 LTI awards.

     Our compensation committee also believes that presenting the amount expensed for financial statement reporting purposes in accordance with ASC 718 more closely reflects and approximates the methodology used in our compensation study, which is discussed above in “Compensation Discussion and Analysis — Executive Compensation Determinations and Assessments,” which utilized an annualized straight-line method of valuing LTI awards over their vesting periods. Using the compensation study’s approach, the value of Mr. Jones’ LTI award of 675,000 shares of $5,595,750 annualized over three years is $1,865,250 per year, which our compensation study concluded was at market. The value of Mr. Schrafft’s LTI award of 150,000 shares of $955,500 annualized over three years is $318,500 per year, which our compensation study concluded was below market. Further, our compensation committee believes that it is useful to exclude these LTI awards in order for meaningful year-to-year comparisons of compensation.

     As discussed above in “Compensation Discussion and Analysis — Our 2010 Compensation Decisions,” although the target bonus opportunities did not increase, our named executive officers did receive a higher bonus payout in 2010 as compared to 2009 as a result of our company’s improved performance against established financial metrics. The only increases in our named executive officers’ total compensation in 2010 as compared to 2009 relate solely to higher bonus payouts in 2010 as a result of our company’s improved performance against established financial metrics.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010

		Compensation Committee Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2) (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($) (2) (5)

Name	Grant Date (1)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Boland T.	1/13/10	1/13/10	—	—	—	—	—	—	675,000	5,595,750
Jones	4/30/10	1/21/10	—	180,000	270,000	—	19,210	28,815	—	185,850(6)
	7/23/10	1/21/10	—	180,000	270,000	—	29,702	44,554	—	135,000(6)
	10/29/10	1/21/10	—	180,000	270,000	—	26,354	39,531	—	156,073(6)
	3/4/11	1/21/10	—	360,000	540,000	—	53,892	80,838	—	302,967(6)

David E.		1/21/10	—	45,000	58,500	—	—	—	—	—
Trine		1/21/10	—	45,000	58,500	—	—	—	—	—
		1/21/10	—	45,000	58,500	—	—	—	—	—
		1/21/10	—	90,000	117,000	—	—	—	—	—

Theodore P.		1/21/10	—	150,000	225,000	—	—	—	—	—
Schrafft		1/21/10	—	150,000	225,000	—	—	—	—	—
		1/21/10	—	150,000	225,000	—	—	—	—	—
		1/21/10	—	300,000	450,000	—	—	—	—	—
	7/29/10	7/29/10	—	—	—	—	—	—	150,000	955,500

David M.		1/21/10	—	48,000	62,400	—	—	—	—	—
Guthrie		1/21/10	—	48,000	62,400	—	—	—	—	—
		1/21/10	—	48,000	62,400	—	—	—	—	—
		1/21/10	—	96,000	124,800	—	—	—	—	—

(1)

Our compensation committee approved the 2010 incentive bonus criteria subject to achievement of performance targets as described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards” for quarterly and annual incentive cash bonus awards on January 21, 2010 for all of our named executive officers. If earned, the cash bonus amounts were paid and stock bonus awards were distributed, in the case of Mr. Jones, on the date of the first payroll following each of our earnings releases (which are the same dates that cash bonuses were paid by us to all eligible employees, as practical), with the stock bonus awards vesting the next business day, subject to 18-month holding period restrictions. Messrs. Trine, Schrafft and Guthrie were not eligible for stock bonus awards during 2010.

(2)

Amounts shown reflect our named executive officers’ opportunities to earn incentive bonus awards. 2010 incentive bonus criteria were set and incentive bonuses were earned during 2010, even though the fourth quarter and annual incentive cash bonuses were paid, and the stock bonus awards were distributed, in the case of Mr. Jones, in the first quarter of 2011. Because these awards are quarterly or annual and are all earned in 2010, the actual incentive cash bonus amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. None of our named executive officers were guaranteed any bonus, and each of our named executive officers could have earned an amount less than or greater than his target bonus awards applicable to the shared financial metrics of revenues and adjusted EBITDA criteria based on the sliding scale discussed above. For example, each of our named executive officers must achieve at least 90% performance to receive any payout and could have earned between 70% and 150% of his target bonus awards applicable to these shared financial metrics based on the sliding scale achievement of 90% to greater than or equal to 110% of these metrics. Upon company achievement of 90%

of the shared financial targets of revenues and adjusted EBITDA, our named executive officers would receive the following 70% bonus payouts: (i) for Mr. Jones, $126,000, $126,000, $126,000 and $252,000; (ii) for Mr. Trine, $18,900, $18,900, $18,900 and $37,800; (iii) for Mr. Schrafft, $105,000, $105,000, $105,000 and $210,000; and (iv) for Mr. Guthrie, $20,160, $20,160, $20,160 and $40,320. For Messrs. Trine and Guthrie, only 60% of their bonuses are based on these shared financial targets, which are subject to the sliding scale. Information regarding the incentive bonus criteria and a general description of the formula used to calculate these incentive awards is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Bonus Awards.”

(3)

For Mr. Jones, amounts shown reflect the opportunity to earn incentive stock bonuses. Shares issued as incentive stock bonuses were granted under our 2004 plan. The number of shares granted was determined by dividing the dollar amount of the relevant cash bonus by the per share closing price of our common stock on the date of grant, with fractional shares paid in cash. These shares vest on the next business day after grant and are subject to an 18-month holding period restriction.

(4)

Two-thirds of these LTI awards vest over three years and one-third are performance-based and vest only upon company achievement of specified annual financial targets. Approximately 84% of the 2010 annual performance component of Mr. Jones’ and Mr. Schrafft’s LTI awards vested in 2011 based on 2010 performance.

(5)	Grant date fair values of stock awards are calculated according to ASC 718. Certain de minimis amounts (less than $20) were paid in cash in lieu of fractional shares.

(6)

Holding period restrictions expire October 30, 2011, January 23, 2012, April 29, 2012 and September 4, 2012 for each of Mr. Jones’ respective stock bonus awards, which were distributed on April 30, 2010, July 23, 2010, October 29, 2010 and March 4, 2011, respectively.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights Not Vested ($) (7)

Boland T. Jones	300,000	(1)	2,040,000	—		—
	63,150	(2)	429,420	161,850	(3)	1,100,580

David E. Trine	75,000	(4)	510,000	—		—

Theodore P. Schrafft	83,334	(5)	566,671	—		—
	14,032	(2)	95,418	35,968	(6)	244,582

David M. Guthrie	—		—	—		—

(1)	Shares of restricted stock vest in eight equal quarterly installments of 37,500 shares.

(2)

Shares of restricted stock vest for fiscal year 2010 on the business day following the date on which we pay any fourth quarter and annual stock bonus, as practical, based upon achievement of specified annual revenue and adjusted EBITDA performance targets.

(3)

Shares of restricted stock vest in two equal annual installments of 75,000 shares for each of fiscal years 2011 and 2012 on the business day following the date on which we pay any fourth quarter and annual stock bonus, as practical, for the applicable year based upon achievement of specified annual revenue and adjusted EBITDA performance targets. Includes 11,850 shares that may vest based on the overachievement of the performance targets in 2011 or 2012.

(4)	Shares of restricted stock vest in installments of 25,000 and 50,000 shares on each of March 31, 2011 and March 31, 2012, respectively.

(5)	Shares of restricted stock vest in six equal quarterly installments of 8,333 shares and four equal quarterly installments of 8,334 shares.

(6)

Shares of restricted stock vest in two annual installments of 16,667 shares for each of fiscal years 2011 and 2012 on the business day following the date on which we pay any fourth quarter and annual bonuses, as practical, for the applicable year based upon achievement of specified annual revenue and adjusted EBITDA performance targets. Includes 2,634 shares that may vest based on the overachievement of the performance targets in 2011 or 2012.

(7)	Calculated using the closing price of our common stock on December 31, 2010 of $6.80.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (5)

Boland T. Jones	232,300 (1)	1,697,745

David E. Trine	25,000 (2)	206,500

Theodore P. Schrafft	81,666 (3)	593,562

David M. Guthrie	76,250 (4)	532,425

(1)

Includes 82,300 shares for the aggregate stock bonus awards for the fourth quarter and year ended 2009, which were distributed in the first quarter of 2010, and the first three quarters of 2010. An aggregate of 34,934 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 47,366 net shares were issued, which had a net realized value of $362,437. These shares vested the next business day after date of grant and are subject to 18-month holding period restrictions from date of grant. These shares are also reported under the Grants of Plan-Based Awards in Fiscal Year 2010 table, except for the fourth quarter and annual stock bonus awards for Mr. Jones which are earned in the fourth quarter of each year but are not distributed until the first quarter of the following year. Includes 150,000 shares for time-vested restricted stock awards that were granted on January 13, 2010 pursuant to Mr. Jones’ LTI award and vested on the last day of each calendar quarter in 2010. An aggregate of 63,672 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 86,328 net shares were issued, which had a net realized value of $614,656.

(2)	Amounts shown represent a time-vested restricted stock award, which was granted prior to 2010 and vested on March 31, 2010.

(3)

Includes 65,000 shares for time-vested restricted stock awards, which were granted prior to 2010 and of which 15,000 shares vested on March 31, 2010 and 50,000 shares vested on September 30, 2010. 27,592 of these shares were withheld to pay the tax liability upon vesting. 37,408 net shares were issued, which had a net realized value of $275,036. Includes 16,666 shares for a time-vested restricted stock award, which was granted on July 29, 2010 pursuant to Mr. Schrafft’s LTI award and vested on the last day of the third and fourth calendar quarters in 2010. An aggregate of 7,074 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 9,592 net shares were issued, which had a net realized value of $66,569. These shares are also reported under the Grants of Plan-Based Awards in Fiscal Year 2010 table.

(4)

Amounts shown represent time-vested restricted stock awards, which were granted prior to 2010 and of which 6,250 shares vested on March 31, 2010, 20,000 shares vested on June 30, 2010 and 50,000 shares vested on September 30, 2010. An aggregate of 24,743 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 51,507 net shares were issued, which had a net realized value of $359,654.

(5)	Value realized represents the fair market value of the underlying shares on the vesting dates multiplied by the number of shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     We have entered into employment agreements with each of our named executive officers that provide for severance payments or benefits upon termination of employment and change of control.

Voluntary Termination

     A named executive officer is not entitled to receive any severance payment or benefits upon his voluntary decision to terminate employment with us. The executive officer would be entitled to receive a pro-rata portion of his base salary through his termination date and any earned and accrued bonus compensation, as applicable.

Termination With or Without Cause

     A named executive officer is not entitled to receive any severance payment or benefits upon termination for cause. The executive officer would be entitled to receive a pro rata portion of his base salary through his termination date and any earned and accrued bonus compensation, as applicable. A named executive officer is entitled to receive severance payments and certain benefits upon termination by us without cause before and after a change in control, as provided in each executive officer’s employment agreement.

     Termination for cause generally includes:

  the willful and continued failure of an executive to substantially perform his duties;

  the willful engaging by an executive in illegal conduct or gross misconduct, which has, or reasonably may be expected to have, a substantial, adverse effect upon us; and

  with respect to each of the named executive officers other than Mr. Jones, (1) the executive’s violation of any written company policy; (2) the executive’s indictment, conviction or entry of a plea of guilty or nolo contendere for the commission or perpetration of any felony or any crime involving dishonesty, embezzlement, theft, moral turpitude or fraud; or (3) the breach of any material term in his employment agreement.

Termination for Good Reason

     Our named executive officers are entitled to receive severance payments and certain benefits upon termination for good reason by the executive officer before or after a change in control, as provided in each executive officer’s employment agreement. Only Mr. Jones is entitled to severance for termination for good reason before a change in control pursuant to his employment agreement. Messrs. Schrafft’s, Trine’s and Guthrie’s employment agreements provide for severance benefits upon termination for good reason only within 24 months after a change in control. Termination for good reason requires prior written notice by an executive officer.

Termination for good reason generally includes:

  the assignment to the executive of any duties inconsistent with the executive’s position, authority, duties or responsibilities with us or any other action by us that results in a diminution in such position, authority, duties or responsibilities;

  a material reduction in the executives’ base salary or, with respect to each of Messrs. Jones and Schrafft, his bonus opportunity;

  a material breach by us of any of the provisions in an executive’s employment agreement; or

  requiring the executive to be based at any office or location other than at specified company office locations.

Change in Control

     The employment agreements with each of our named executive officers contain change in control provisions whereby certain severance payments and benefits would be triggered upon the occurrence of a change in control of our company. When evaluating a potential change in control, our named executive officers face possible loss of employment and previously granted unvested restricted stock awards. We believe that providing change in control benefits should eliminate, or at least reduce, the reluctance of these officers to pursue potential change in control transactions that may be in the best interests of our shareholders by providing them with a measure of financial protection. In December 2007, December 2008 and January 2010, our compensation committee approved amendments to each named executive officer’s employment agreement for the purpose of bringing such agreements into documentary compliance with Section 409A of the tax code. These amendments provide that any severance payable before or after a change in control will be paid in a lump sum within 75 days following the effective date of termination. Mr. Jones is also entitled to additional gross-up payments for any excise tax that may be imposed in connection with a change in control. In addition, in January 2010, we amended the employment agreements with each of our named executive officers to revise the definition of a change in control from “approval by the shareholders” to “consummation” of a transaction to ensure that executives will not receive severance payments or acceleration of stock awards without an actual change in control occurring, which we believe is better aligned with corporate governance best practices.

     The change in control severance provisions in the employment agreements of our named executive officers require a double trigger, which means that both a change in control and an involuntary loss of employment must occur. Messrs. Schrafft, Trine and Guthrie may terminate their employment for good reason only within 24 months after a change in control. With respect to each of our named executive officers, if in contemplation of, or within 24 months after, a change in control, a named executive officer’s employment is terminated by us or our successor for failure to renew his agreement, certain severance payments would be triggered. In addition, all named executive officers unvested restricted stock will fully vest upon a change in control.

     A change in control of the company includes the occurrence of any of the following events:

  the acquisition of 50% or more of our voting securities;

  the members of our board of directors ceasing to constitute at least 60% of our board;

  a merger, consolidation or reorganization involving the company;

  a complete liquidation or dissolution of the company; or

  the sale or other disposition of all or substantially all of our assets.

     The following table describes the potential payments and benefits to which each of our named executive officers would be entitled upon a change in control, or upon termination of employment either before or after a change in control or by reason of death or disability. The values assume the change in control or termination of employment was effective as of December 31, 2010. A discussion of termination of employment and change of control provisions contained in employment agreements with each of our named executive officers is set forth in “Executive Compensation — Individual Employment Agreements.” The amounts in the table exclude distributions under our 401(k) plan that is generally available to all salaried employees. The amounts in the table also exclude the value of equity awards that were vested by their terms on December 31, 2010.

Name	Benefit	Termination without Cause or for Good Reason before a Change in Control		Termination without Cause or for Good Reason after a Change in Control		Change in Control (Absent Termination of Employment)		Disability		Death

Boland T. Jones	Salary (1)	$2,691,000		$2,691,000		$—		$1,125,000	(4)	$—
	Bonus (1)	5,382,000		5,382,000		—		—		—
	Acceleration of
	equity awards (2)	2,040,000		3,570,000		3,570,000		3,570,000		3,570,000
	Health and
	welfare benefits
	continuation (3)	92,899		92,899		—		—		5,000	(4)
	Life insurance	60,000		60,000		—		—		—
	Excise tax gross-up	—	(5)	—	(5)	—	(5)	—		—

	Total	$10,265,899		$11,795,899		$3,570,000		$4,695,000		$3,575,000

Name	Benefit	Termination without Cause before a Change in Control	Termination without Cause or for Good Reason after a Change in Control	Change in Control (Absent Termination of Employment)	Death or Disability

David E. Trine	Salary (1)	$750,000	$750,000	$—	$—
	Bonus (1)	81,445	81,445	—	—
	Acceleration of
	equity awards (2)	170,000	510,000	510,000	510,000
	Health and
	welfare benefits
	continuation (3)	23,145	23,145	—	—

	Total	$1,024,590	$1,364,590	$510,000	$510,000

Theodore P. Schrafft	Salary (1)	$1,000,000	$1,000,000	$—	$—
	Bonus (1)	252,472	252,472	—	—
	Acceleration of
	equity awards (2)	56,664	906,671	906,671	906,671
	Health and
	welfare benefits
	continuation (3)	23,145	23,145	—	—

	Total	$1,332,281	$2,182,288	$906,671	$906,671

David M. Guthrie (6)	Salary (1)	$800,000	$800,000	$—	$—
	Bonus (1)	74,471	74,471	—	—
	Acceleration of
	equity awards (2)	—	—	—	—
	Health and
	welfare benefits
	continuation (3)	23,145	23,145	—	—

	Total	$897,616	$897,616	$—	$—

(1)	See “Individual Employment Agreements” for a description of these severance benefits.

(2)

All named executive officers’ equity awards fully vest upon a change in control of the company and upon death or disability. All of Mr. Jones’ time-vested equity awards also fully vest upon a termination without cause or for good reason prior to a change in control. The next tranche of equity awards vest upon a termination without cause for Messrs. Trine, Schrafft and Guthrie, except for Mr. Schrafft’s performance- based equity awards. The dollar value is based on the $6.80 closing price of our common stock on December 31, 2010.

(3)

Health and welfare benefits continuation amounts are based upon the type of insurance we carried on each applicable named executive officer valued at the premium in effect on January 1, 2011. For Messrs. Trine, Schrafft and Guthrie, these amounts reflect the cost of COBRA coverage.

(4)

Mr. Jones’ maximum disability benefit equals 100% of his base salary payable for the first year, then 50% of his base salary for the next six months. Mr. Jones’ employment agreement also provides for a $5,000 death benefit.

(5)

Based on certain assumptions, including assumptions regarding the stock price of our common stock and adjusted federal rates, we do not believe that an excise tax would be imposed on severance payments to Mr. Jones using a December 31, 2010 termination date.

(6)

The potential benefits for Mr. Guthrie reflecting his March 31, 2011 LTI grant would be $1,010,945 for termination without cause before a change in control; $1,577,616 for termination without cause or for good reason after a change in control; $680,000 upon a change in control absent a termination of employment; and $680,000 due to disability or death.

Individual Employment Agreements

Boland T. Jones

     On January 13, 2010, we entered into an amendment to Mr. Jones’ employment agreement. The amendment to his employment agreement provides for a renewal of his existing agreement for a three-year term and did not change his restrictive covenants or the amounts of his annual base salary, target cash and stock bonus opportunities, perquisites or severance arrangement. The initial term of Mr. Jones’ previous employment agreement entered into with us in 2005 expired on January 1, 2010 and had automatically renewed for an additional one-year term. The last vest date on his previously issued restricted stock award granted in 2005 in connection with entering that agreement was December 31, 2009. In approving the amendment, our compensation committee determined, based in part on the CEO employment agreement review, to reduce the term of Mr. Jones’ agreement from five years to three years and to provide that a portion of his LTI award be performance-based.

     As amended, the current term of Mr. Jones’ employment agreement expires on January 1, 2013. Thereafter, it renews automatically for successive one-year periods unless either party elects not to renew at least 30 days prior to expiration of the term. If we terminate his employment for any reason other than cause, death, disability or if he resigns for good reason, either before or after a change in control, Mr. Jones will be entitled to severance compensation equal to 2.99 times the greater of (1) the sum of his annual base salary in effect at the date of his termination plus 200% of his target cash bonus for the year in which his termination occurs or (2) the sum of the highest annual base salary plus 200% of the highest cash bonus paid to him for any of the three calendar years prior to the date of termination. This severance amount will be payable in a lump sum within 75 days following the effective date of his termination. If, in contemplation of, or during the 24-month period following, a change in control, we or our successor terminates Mr. Jones by failing to renew his agreement, he will be entitled to severance compensation as if his employment was terminated without cause and his severance amount will be payable in a lump sum within 75 days following the effective date of termination. In addition, upon termination of Mr. Jones’ employment without cause or for good reason, or in the event that we fail to renew the term of his employment agreement, he will continue to participate in any of our dental, disability, life, or similar programs in which he participated immediately prior to termination for the longer of 18 months or the remaining term of his agreement as if such termination had not occurred. This benefit would include the continuation of a $3.0 million life insurance policy on Mr. Jones. Mr. Jones also will continue to participate in any of our medical or health plans and programs in which he participated immediately prior to such termination for a period of 60 months after the date of termination without cause or for good reason, or for a period of 24 months following the termination of his employment agreement due to our failure to renew its term. In addition, Mr. Jones is entitled to receive a gross-up payment in the event any payments or benefits to which he may be entitled are treated as “excess parachute payments” and are subject to excise taxes under Section 4999 of the tax code. This gross-up provision was carried over from his prior employment agreements.

     Mr. Jones’ employment agreement provides that he will not compete with the company, solicit any of our employees or customers or disclose confidential information during the term of his employment and for one year thereafter.

     In connection with the execution of the amendment, our compensation committee approved an LTI award to Mr. Jones of 675,000 shares of restricted stock, two-thirds of which will vest based on time and one-third of which will vest based on performance, as discussed above under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Equity Incentive Awards.”

     The amendment also provides that upon achievement of performance targets above the 100% target level as of the end of fiscal year 2012, Mr. Jones may be entitled to earn additional restricted stock up to 50% of the LTI award, or 337,500 shares, issued under the 2004 plan, with a grant date of the date on which we pay any fourth quarter and annual stock bonuses to Mr. Jones for fiscal year 2012. These shares will vest on the business day following the grant date. In addition, upon a change in control, Mr. Jones shall be entitled to earn a portion of these shares upon achievement of the specified performance targets for the calendar year immediately preceding the year in which the change in control occurs.

Theodore P. Schrafft, David E. Trine and David M. Guthrie

     We have also entered into employment agreements with each of our other named executive officers. The current term of each such officer’s employment agreement expires on December 31, 2011. It renews automatically for successive one-year periods unless either party elects not to renew at least 90 days prior to expiration of the term. If we terminate the officer’s employment without cause either before or after a change in control or, if during the 24-month period following a change in control, he terminates his employment for good reason, or if in contemplation of, or during the 24-month period following, a change in control we or our successor terminates his employment by failing to renew his agreement, the officer will be entitled to severance compensation equal to 200% of his base annual salary in effect on the date of termination and a pro-rata portion of any quarterly bonus earned with respect to the calendar quarter in which the date of termination occurs. In addition to this severance amount, the officer will receive the cost of COBRA coverage for 18 months following the date of termination. These severance amounts will be payable in a lump sum within 75 days following the effective date of termination.

     These employment agreements provide that the officer will not compete with the company, solicit any of our employees or customers during the term of his employment and for one year thereafter. These employment agreements also prohibit the officer from disclosing confidential business information during the term of his employment and for two years thereafter.

     Messrs. Schrafft, Trine and Guthrie’s most recent LTI awards are discussed above under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Equity Incentive Awards.”

CERTAIN TRANSACTIONS

Review and Approval of Related Person Transactions

     Our board of directors has adopted a statement of policy with respect to related person transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which we, including any of our subsidiaries, were, are or will be a participant and the amount involved exceeds $5,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

  any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

  any shareholder owning in excess of five percent of our company;

  any immediate family member of any of the foregoing persons; or

  any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest.

     Our board of directors has determined that the audit committee is best suited to review and approve related person transactions. Prior to the consummation of, or material amendment to, a related person transaction, our audit committee reviews the transaction and considers all relevant facts and circumstances, including, but not limited to:

  the benefits to us from the transaction;

  the impact on a director’s independence, if applicable;

  the availability of other sources for comparable products or services;

  the terms of the transaction; and

  the terms available to unrelated third parties or employees generally.

     Our audit committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders. Other than a transaction involving compensation that is approved by our compensation committee, we will consummate or continue a related person transaction only if our audit committee has approved or ratified it in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings in the ordinary course with unrelated third parties. Based on the conclusions reached, our audit committee evaluates all options, including but not limited to, ratification, amendment, rescission or termination of the related person transaction.

Related Party Transactions

     In 2010, our Chairman of the Board and Chief Executive Officer repaid all of his outstanding loans to us, which loans were secured by our common stock held directly by Mr. Jones and by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC and whose limited partner is a trust of which Mr. Jones was the grantor and his wife the trustee. Seven Gables Management Company, LLC is a limited liability company of which Mr. Jones and his wife are the sole members. The loans were made pursuant to Mr. Jones’ then current employment agreement for the exercise price of certain stock options and the taxes related thereto. We had a legal commitment to make these loans prior to July 30, 2002, without having any discretion or termination right with respect to these existing obligations, which were not modified or extended in any way. Each loan was evidenced by a recourse promissory note bearing interest at the applicable federal rate and is secured by the common stock purchased. These loans matured on October 31, 2010. No payments were due prior to the due date of each loan. The highest aggregate principal amount of the loans, including accrued interest, outstanding during 2010 was $1,903,967, and the terms of these loans are as follows:

Name	Amount of Loan as of 10/31/10	Interest Rate	Due Date	Shares Pledged	Value of Collateral as of 10/31/10

Boland T. Jones	$1,787,378	5.96%	10/31/10	1,330,753*	$9,089,043*
	116,589	5.43%	10/31/10	1,330,753*	$9,089,043*

	$1,903,967

*	Separate loans are secured by the same shares of our common stock. The value of such shares is only included once to determine the total value of collateral.

     There are no transactions or currently proposed transactions in which our company is or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT

     Our amended and restated audit committee charter specifies the scope of the audit committee’s oversight role and how it carries out its activities. See “Corporate Governance Matters — Audit Committee.” Our management has primary responsibility for our financial statements and reporting process, including our systems of internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. Our audit committee oversees these processes and annually appoints our independent auditors for the upcoming year.

     Our audit committee has reviewed and discussed our December 31, 2010 audited financial statements with management and with Ernst & Young LLP, our independent registered public accounting firm for 2010. Our audit committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB.

     Our audit committee also discussed with Ernst & Young those matters required to be discussed by the auditors with the audit committee under the rules adopted by the PCAOB. Our audit committee received and discussed with the independent auditors their annual written report on their independence from our company and management, as required by the PCAOB rules. Our audit committee considered with the independent auditors whether the provision of non-audit services provided by them to our company during 2010 was compatible with their independence.

     Based on the review and discussions referred to above, our audit committee recommended to the board, and our board approved, the inclusion of the December 31, 2010 audited financial statements in our annual report on Form 10-K for the year ended December 31, 2010 that was filed with the SEC on March 14, 2011.

The foregoing report has been submitted by the members of the audit committee.

W. Steven Jones, Chairman
Wilkie S. Colyer
John R. Harris, member through March 14, 2011
Raymond H. Pirtle, Jr.

     The foregoing Report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference in any of those filings.

INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young served as our independent registered public accounting firm for the year ended December 31, 2010 and our audit committee has appointed Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

     Deloitte & Touche LLP served as our independent registered public accounting firm for the year ended December 31, 2008. On March 18, 2009, the audit committee dismissed Deloitte & Touche and engaged Ernst & Young as our independent registered public accounting firm for the year ended December 31, 2009. Deloitte & Touche’s reports on our consolidated financial statements as of and for the fiscal year ended December 31, 2008 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     The report for fiscal year ended December 31, 2008, however, included the following explanatory paragraph:

     As described in Note 15 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions effective January 1, 2007, in accordance with the adoption of Statement of Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109.

     During the periods covered by such reports and during any subsequent period through March 18, 2009, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. During the same periods, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     During the fiscal years ended December 31, 2008 and 2007, and during any subsequent period through March 19, 2009, the date of our engagement of Ernst & Young, neither we, nor any person on our behalf, has consulted with Ernst & Young regarding any matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

AUDIT MATTERS

     Our audit committee selected Ernst & Young to serve as our independent registered public accounting firm for the year ended December 31, 2010, which decision was ratified by our shareholders at our 2010 annual meeting. The following table shows the aggregate fees billed to us for audit and permitted non-audit services in the years ended December 31, 2010 and 2009 by Ernst & Young:

	2010	2009

Audit fees	$1,217,093	$1,010,742
Audit-related fees	691,904	—
Tax fees	485,027	574,635
All other fees	—	—

Total fees	$2,394,024	$1,585,377

     “Audit fees” include fees for professional services rendered by Ernst & Young for the fiscal year ended December 31, 2010 and 2009 for the audits of our annual consolidated financial statements included in our annual reports on Form 10-K and for the reviews of our quarterly financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended 2010 and 2009, respectively. The audit fees also included fees associated with the audit of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the audit fees include statutory audits of certain of our foreign subsidiaries’ financial statements. We have converted amounts relating to international statutory audits to U.S. dollars.

     “Audit-related fees” consist of fees for the audit of our PGiSend business, which we sold in October 2010.

     “Tax fees” include fees for domestic and international tax compliance, planning and advice.

     Our audit committee pre-approved all audit and permitted non-audit services provided by Ernst & Young in 2010 and 2009 and has considered whether the provision of such permitted non-audit services is compatible with maintaining Ernst & Young’s independence.

     Our audit committee charter requires the audit committee to pre-approve all audit and permitted non-audit services provided to us by our independent auditors and permits the audit committee to delegate pre-approval authority to a member or members of the audit committee provided that any pre-approvals made pursuant to such delegated authority are presented to the full audit committee at its next meeting. Our audit committee has delegated such authority to our audit committee chairman.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Our audit committee has appointed Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Ernst & Young served in this capacity for fiscal year 2010, with our shareholders ratifying the selection for 2010 at last year’s annual meeting. As part of the selection process, our management and audit committee members reviewed the firm’s performance for 2010 and considered the following matters:

  the firm’s independence and any relationships between us and the firm that may bear on the independence of the audit firm;

  the quality of the audit engagement team;

  the firm’s experience, client service, responsiveness and technical experience;

  the firm’s leadership, management structure and compliance programs;

  the firm’s role and performance in certain non-audit services for us; and

  the appropriateness of fees proposed.

     Representatives of Ernst & Young are expected to be present at the annual meeting via audio or video conference, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Shareholder ratification of the appointment of Ernst & Young as our independent registered public accounting firm is not required by our bylaws or otherwise. The board of directors, however, is submitting the selection of Ernst & Young to our shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the audit committee will reconsider whether to retain this audit firm. Even if the selection is ratified, our audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

     Our board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information, as of December 31, 2010 about our common stock that may be issued under all of our existing equity compensation plans.

	As of December 31, 2010

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved
by security holders (1)	376,502 (2)	$9.79	4,851,841 (3)
Equity compensation plans not approved
by security holders (4)	83,334	$8.81	—

Total	459,836	$9.61	4,851,841

(1)	Includes our 1995 stock plan, 2004 plan and directors stock plan. We froze our 1995 stock plan and will not issue additional awards under this plan.

(2)	Includes shares issuable pursuant to the exercise of stock options outstanding under our 2004 plan and directors stock plan.

(3)

As of December 31, 2010, we had 3,532,888 and 1,318,953 remaining shares available for issuance under our 2004 plan and directors stock plan, respectively. We had an aggregate of 1,474,834 shares of restricted stock or other full value awards outstanding. We had an aggregate of 459,836 stock options outstanding over a weighted-average remaining term of 1.44 years.

(4)	Includes options issued and available for exercise under our 1998 stock plan. We froze our 1998 stock plan and will not issue additional awards under this plan.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

     As required by Exchange Act rules which were recently adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are holding an advisory vote on the compensation of our named executive officers as described in this proxy statement. This proposal, commonly referred to as a “say-on-pay” proposal, affords our shareholders the opportunity to express their views on our overall compensation philosophy, policies and programs described in this proxy statement for our named executive officers. This vote is not intended to address any specific item or decision.

     We encourage you to review the information detailed under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for additional details about our executive compensation programs.

     We believe that our executive compensation programs effectively align the interests of our executive officers with those of our shareholders by striking the appropriate balance between incentivizing our named executive officers to create value for our shareholders and providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to our long-term success. Some of the key aspects of our compensation program are as follows:

  None of our named executive officers receives a guaranteed bonus, with bonus payouts for each of our named executive officers dependent upon our company’s achievement of specified financial and operational metrics;

  Awards under our LTI program are made on a periodic and not on an annual basis, with a portion tied to our company’s financial performance; and

  A significant portion of our named executive officers’ compensation is at risk in the form of incentive bonus awards and long-term equity awards.

     As discussed in the “Compensation Discussion and Analysis” section of this proxy, we have not increased the annual base salaries, target bonus opportunities, perquisites or severance pay arrangements for our Chief Executive Officer since 2005, or for our other named executive officers since 2008. Our Chief Financial Officer’s pay package has not changed since he joined our company in February 2009. None of our executive officers have achieved 100% of their target incentive bonus awards in the past three years, and no bonuses are paid out unless 90% performance target levels are achieved. Based on the Summary Compensation Table, approximately 88% and 58% on average, respectively, of the total compensation of our Chief Executive Officer and our named executive officers is at risk in the form of incentive bonus awards and long-term equity awards, and the equity awards of our Chief Executive Officer, who is also one of our largest shareholders, constitutes approximately 78% of his total compensation.

     Our board of directors endorses our company’s executive compensation program as disclosed in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation” and the accompanying compensation tables and related narrative disclosure and recommends that shareholders vote in favor of the following resolution:

     “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis section, compensation tables and narrative disclosure is hereby APPROVED.”

     Because the vote is advisory, it will not be binding upon our board of directors or our compensation committee, and neither our board nor our compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the resolution is non-binding, our board of directors and our compensation committee value the opinions of our shareholders and will consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

     Our board of directors unanimously recommends a vote “FOR” the approval of our company’s executive compensation, as disclosed in this proxy statement.

PROPOSAL 4
ADVISORY VOTE ON FREQUENCY OF
VOTES ON EXECUTIVE COMPENSATION

     As required by Exchange Act rules which were recently adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are holding an advisory vote on whether future advisory votes on executive compensation should occur every three years, two years or every year. This proposal is commonly referred to as a “say-on-frequency” proposal.

     Our board of directors recommends that future advisory votes to approve the compensation of our named executive officers should occur every three years, for the following reasons:

  Our executive compensation program is designed to support long-term value creation and to ensure that management’s interests are aligned with our shareholders’ interests, and a triennial vote will allow shareowners to better judge our executive compensation program in relation to our long-term performance. Accordingly, we do not grant awards on an annual basis and instead grant awards with multi-year performance and service periods to encourage our officers to focus on long-term performance.

  For example, our Chief Executive Officer’s employment agreement has a three-year term, all of our named executive officers’ equity awards vest over a three-year period and the performance shares granted to our Chief Executive Officer, President and Chief Technology Officer under our LTI award program have a three-year performance time frame. A triennial vote would allow our executive compensation program to be evaluated over a similar time frame and in relation to our long-term performance;

  The vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders;

  A triennial vote will provide us with the time to thoughtfully respond to shareowners’ sentiments and implement any necessary changes following a more meaningful and detailed review of our compensation programs;

  A triennial vote allows shareholders to focus on overall compensation design issues rather than details of individual decisions; and

  A triennial vote avoids the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year.

     While we acknowledge and have considered the benefits and consequences of each frequency vote option, we believe that an annual vote focuses shareholder attention on short-term stock performance as opposed to long-term growth, as well as moving the focus away from compensation practices to stock performance.

     Like the executive compensation proposal, because the vote is advisory, it will not be binding upon our board of directors or our compensation committee, and neither our board nor our compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the resolution is non-binding, our board of directors and our compensation committee value the opinions of our shareholders and will consider the outcome of the advisory vote on say on frequency when deciding whether to hold future advisory votes on executive compensation every three years, every two years or every year.

     Our board of directors unanimously recommends a vote “FOR” a frequency of “THREE YEARS” for future advisory votes to approve the compensation of our named executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the SEC and NYSE. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

     We are required to describe in this proxy statement whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of our directors, all officers subject to the reporting requirements and each beneficial owner of more than ten percent of any class of our common stock satisfied all applicable filing requirements. The foregoing is based upon reports furnished to us.

SHAREHOLDER PROPOSALS

     Under Rule 14a-8(e) of the Exchange Act, proposals of shareholders intended to be presented at the 2012 annual meeting of shareholders must be received by us on or before December 31, 2011 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for our 2012 annual meeting of shareholders.

     Our bylaws provide that shareholders seeking to bring business before a meeting of shareholders must provide notice thereof not less than 120 nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting, and, in such notice, provide to us certain information relating to the proposal. Any shareholder proposal received at our principal executive offices before December 1, 2011 or after December 31, 2011 will be considered untimely and, if presented at the 2012 annual meeting of shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Exchange Act.

     For information regarding a shareholder’s submission of a director nominee candidate to the nominating and governance committee or a shareholder’s director nomination for election at an annual meeting, see “Corporate Governance Matters — Shareholder Director Nominations.”

OTHER MATTERS

     We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy intend to vote the shares they represent in accordance with their judgment.

     A copy of our annual report on Form 10-K for the year ended December 31, 2010, including financial statements, exhibits and any amendments thereto, our 2011 proxy statement and proxy card as filed with the SEC, may be obtained without charge upon written request to Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, N.E., The Terminus Building, Suite 1000, Atlanta, Georgia 30305, by emailing investors@pgi.com or by calling 1-800-749-9111. Our 2010 Form 10-K and our 2011 proxy statement are also available on our website at www.pgi.com/us/en/company/investors/reports.

By Order of the Board of Directors,

Atlanta, Georgia	Scott Askins Leonard
April 29, 2011	Secretary

APPENDIX A

PROXY
PREMIERE GLOBAL SERVICES, INC.

     The undersigned hereby appoints Boland T. Jones and Scott Askins Leonard, each with full power of substitution, acting jointly or by either of them if only one be present and acting, attorneys and proxies to vote in the manner specified on your proxy card (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, of Premiere Global Services, Inc. held of record by the undersigned at the close of business on April 7, 2011, at the annual meeting of shareholders to be held at 10:00 a.m. local time, on Wednesday, June 15, 2011, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, including any adjournments or postponements thereof.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of directors

|_| FOR ALL NOMINEES	|_| Boland T. Jones	|_| W. Steven Jones
|_| WITHHOLD AUTHORITY FOR ALL NOMINEES	|_| Jeffrey T. Arnold	|_| Raymond H. Pirtle, Jr.
|_| FOR ALL EXCEPT	|_| Wilkie S. Colyer	|_| J. Walker Smith, Jr.
(See instructions below)	|_| John R. Harris

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: |X|

The Board of Directors recommends you vote FOR the following proposals:

2.	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2011.	|_| For	|_| Against	|_| Abstain

3.	Approve on an advisory basis the resolution approving the compensation of our executive officers.	|_| For	|_| Against	|_| Abstain

The Board of Directors recommends you vote 3 YEARS on the following proposal:

4.	Approve on an advisory basis the frequency of future advisory votes on the compensation of our named executive officers.	|_| 3 Years |_ |2 Years |_| 1 Year |_|Abstain

|_| Please check this box if you plan to attend the annual meeting of shareholders despite submission of this Proxy.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” the election of all directors on Proposal 1, will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2011 on Proposal 2, will be voted “FOR” the resolution approving the compensation of our executive officers on an advisory basis on Proposal 3 and will be voted for “THREE YEARS” on Proposal 4, and will be voted with discretionary authority as permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, on all other matters that may properly come before the annual meeting or any adjournment thereof of which we did not have notice on or before December 24, 2010. If no direction is made, any shares held under Premiere Global Services, Inc.’s 401(k) plan will be voted in accordance with the provisions of the 401(k) plan. Our annual report and proxy statement may be viewed on our website at www.pgi.com/us/en/company/investors/reports.

     Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each shareholder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2011

Signature of Shareholder

Signatures of Other Shareholder (if held jointly)

Title(s)

THIS PROXY IS SOLICITED ON BEHALF OF PREMIERE GLOBAL SERVICES, INC.’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.

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